As filed with the Securities and Exchange Commission on May   ,  1999
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                         Streamedia Communications, Inc.
                 (Name of small business issuer in its charter)


              Delaware                      7375
     (State or jurisdiction of      (Primary Standard Industrial
incorporation or organization) Classification Code Number)



22-3622272
(I.R.S. Employer
Identification Number)

                            James Douglas Rupp
                         Streamedia Communications, Inc.
                               9 East 45th street
                               New York, NY 10017
                                 (212) 883-0299

                   (Address and telephone number of principal
               executive offices and principal place of business)

                               James Douglas Rupp
                         Streamedia Communications, Inc.
                               9 East 45th street
                               New York, NY 10017
                                 (212) 883-0299

            (Name, address and telephone number of agent for service)

                        Copies of all communications to:


           Louis  E. Taubman, Esq           Bruce A. Cheatham, Esq.
           Kogan & Taubman, L.L.C.          Winstead Sechrest & Minick P.C.

           30 Broadway, Suite 2704           5400 Renaissance Tower
           New York, NY 10006                1201 Elm Street
           (212) 425-8200                    Dallas, Texas  75270
           (212) 482-8104                    (214) 745-5400
                                             (214) 745-5390  FAX
Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

(Registration Statement cover page cont'd)
                         Calculation of Registration Fee

 Title of Each Class of            Amount to be      Proposed Maximum          Proposed Maximum           Amount of
 Securities to be Registered        Registered    Offering Price per Unit  Aggregate Offering Price   Registration Fee
                                         (1)                  (1)                               (1)


Units                                  1,150,000            $8.50               $9,775,000              $2,717
Common Stck, par
value$0.001 (2)                        1,150,000             (2)                  (2)                     (2)
Redeemable Common Stock
  Purchase Warrants (2)                1,150,000              (2)                 (2)                     (2)
Common Stock, par
value $0.001 (3)(4)                    1,150,000            $12.75            $14,662,500                $4,076
Underwriter's Warrants (5)               100,000            $ 0.001               $100                     $1
Units Underlying the
Underwriter's Warrants                  100,000             $10.20              $1,020,000               $284
Common Stock, par
value $0.001 (4)(6)                     100,000               (6)                (6)                     (6)
Redeemable Common Stock
  Purchase Warrants (6)                100,000                  (6              (6)                       (6)
Common Stock, par
value $0.001 (4)(7)                    100,000               $12.75           $1,275,000                 $354
Total                                                                        $26,732,600                 $7,432

(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      Included in the Units.  No additional registration fee is required.
(3)      Issuable upon the exercise of the  Redeemable Common Stock Purchase
          Warrants.
(4) Pursuant to Rule 416 there are also registered an indeterminate number of shares of Common Stock which may be issued pursuant to the antidilution provisions applicable to the Redeemable Common Stock Purchase Warrants, the Underwriter's Warrants and the Redeemable Common Stock Purchase Warrants
         issuable under the Underwriters Warrants.
(5) Underwriters Warrants to purchase up to 100,000 Units, consisting of an aggregate of 100,000 shares of
         Common  Stock and 100,000 Redeemable Common Stock Purchase Warrants.
(6) Included in the Units underlying the Underwriters' Warrants. No additional registration fees are required.
(7) Issuable upon exercise of Redeemable Common Stock Purchase Warrants underlying the Underwriters' Units.

3


                      SUBJECT TO COMPLETION DATED MAY 1999

                                 1,000,000 Units
           Consisting of 1,000,000 Shares of 986728420Common Stock and
              1,000,000 Redeemable Common Stock Purchase Warrants.

                         STREAMEDIA COMMUNICATIONS, INC.


This is an initial public offering of 1,000,000 units each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $12.75 per share until ____________, 2004 (five years from the date of this prospectus) Currently, there is no public market for our common stock.

The underwriters have an option to purchase an additional 150,000 units to cover over-allotments if any. This is an initial public offering of 1,000,000 units each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $12.75 per share until ____________, 2004 (five years from the date of this prospectus) Currently, there is no public market for our common stock.

     The underwriters have an option to purchase an additional  150,000 units to
cover      over-allotments      if     any.      Streamedia      Communications,
Inc.4521984hspNext1149fLine0
9 East 45th Street
New York, NY 10017



Streamedia Communications, Inc.
9 East 45th Street
New York, NY 10017








                                                   The Offering:

                             Per unit                 Total
Public Offering Price          $8.50                $8,500,000

Underwriting discounts      $0.85                  $ 850,000

Proceeds to Streamedia     $ 7.65              $ 7,650,000


                                                   The Offering:

                             Per unit                 Total
Public Offering Price          $8.50                $8,500,000

Underwriting discounts      $0.85                  $ 850,000

Proceeds to Streamedia     $ 7.65              $ 7,650,000

















                                              Proposed Trading Symbol

                                            Nasdaq SmallCap Market " "
                                              -----------------------

This investment involves a high degree of risk. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                                          ------------------------------

                            REDSTONE SECURITIES, INC.

                         Prospectus dated May 14 , 1999
                         ------------------------------


                                            TABLE 986734129OF CONTENTS

                                                                                                     Page

         Prospectus Summary.............................................................................3
         Selected Financial Information.................................................................6
         Risk Factors...................................................................................7
              Limited Operating History.................................................................7
              Unpredictability of Future Revenues.......................................................7
              Reliance on Key Personnel.................................................................8
              Competition...............................................................................8
              Uncertain Acceptance of the Internet as an Advertising Medium.............................8
              Dependence on Continued Growth in Use of the Internet.....................................9
              Risk of Technological Change..............................................................9
              Government Regulation and Legal Liability.................................................9
              Immediate Substantial Dilution............................................................9
              Influence on Voting by Principal Shareholders.............................................10
              Absence of Prior Public Market............................................................10
              Arbitrary Determination of Offering Price.................................................10
              Payment of Dividends......................................................................10
              Shares Eligible for Future Sale...........................................................10
              Effect of Underwriter's Warrants............................................. ....  ..11
              Underwriter's Influence on the Market........................................ .. ........11
         Use of Proceeds................................................................................12
         Dividend Policy................................................................................12
         Dilution.......................................................................................13
         Capitalization.................................................................................14
         Management's Discussion and Analysis
              of Financial Condition and Results Of Operations .........................................14
         Business.......................................................................................18
         Additional Information.........................................................................20
         Management.....................................................................................28
         Certain Relationships and Related Transactions.................................................31
         Principal Shareholders.........................................................................32
         Certain Federal Income Tax Matters.............................................................32
         Description of Capital Stock...................................................................33
         Shares Eligible For Future Sale................................................................34
         Plan of Distribution...........................................................................35
         Legal Matters..................................................................................37
         Experts........................................................................................37
         Glossary.......................................................................................38
         Index to Financial Statements..................................................................43


                                                PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including notes appearing elsewhere in this prospectus. Unless otherwise indicated, the information in this prospectus assumes the underwriters' over-allotment option and the underwriters' warrants are not exercised. The units offered involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."

32


shapeType202fFlipH0fFlipV0lTxidWe9arehapNmultimedia     amcontent     generator,
enabler, and aggregator. Our Webcast Technologies(TM) business will be divided among four vertically-integrated divisions: Streamedia Webcast Streamedia Broadcast; Streamedia Networks; Streamedia Webcast Technologies(TM) Technologies; and Streamedia Publishing. Each center of activity will be shapeType202fFlipH0fFlipV0lTxiddevelopedNearoundSmultipleasources of potential revenue. Text, as well as Broadcasting & audio and video broadcasts that we develop or distribute, will be Streamedia Networks accessible via the Internet, primarily free to end users. Our goal is to Streamedia Broadcasting & capture the maximum possible Internet audience. No special hardware or Streamedia Networks software will be required to experience our basic content beyond that of shapeType202fFlipH0fFlipV0lTxidthe28standard12mediafiplayers and browsers routinely supplied by computer of Streamedia manufacturers. Communications' Business Activities We will syndicate our broadcast content across a suite of proprietary Profile of Streamedia multimedia networks, which will be aggregated Internet broadcast Communications' Business mini-portals. Visitors to our networks will experience live and on-demand Activities video and audio programming in an environment similar to that of cable broadcasters but offering a greater scope of programming choices, enhanced interactive elements, convenient access to retail opportunities, and numerous sources of pertinent, supplementary news and information. Our networks will generate revenues through content
                               syndication,       e-Commerce      relationships,
                               advertising, and channel licensing fees. Streamedia Broadcast will:


                                     Create and own networks  and channels  and,
                                    like  network   television,   license  other
                                    channels to station  affiliates,  which will
                                    integrate our content and  advertising  into
                                    their own programming.
                                     Multiply   opportunities   for   Streamedia
                                    Webcast Technologies(TM) to market broadcast
                                    enabling services.
                                     Create  and  market  "rich"  or  multimedia
                                    advertising  as well as  banner  advertising
                                    and   sponsorships   across   its  suite  of
                                    networks.
     Syndicate its proprietary and licensed content to other websites and the traditional broadcast industry. o Produce continuously streaming, seamless "live" channels, which will include, in some situations, uniquely "anchored" broadcasts.

                               Streamedia Webcast Technologies will provide or arrange for media delivery and broadcast-enabling solutions to the Streamedia Networks, their channels, and other potential clients. It will generate revenue by marketing Internet broadcast services, equipment, tools, and talent.
                               Webcast Technologies will:

                                     Market  internet and intranet  broadcasting
                                    services  and   solutions   to   businesses,
                                    associations,  publishers,  and  traditional
                                    broadcasters.
                                     Downlink traditional  broadcast signals via
                                    leading satellite communications  facilities
                                    and  encode the data for  streaming  via the
                                    Web.
                                     Syndicate   proprietary   programming   via
                                    leading  fiber optic video  switching  hubs,
                                    satellite uplink, and Web-powered networks.
                                     Deliver   multimedia   and  print   content
                                    through push and subscription systems.
             Establish alert and notification systems for end users.
        Provide specific information regarding site audiences to content providers and advertisers.
                                     Integrate   'e-Commerce'  or  merchandizing
                                    programs   into   Streamedia   Networks  and
                                    channels.
                                     Build chatrooms,  bulletin boards, personal
                                    webcast   stations  and  other   interactive
                                    elements into network and channel vehicles.


                               Streamedia Publishing will focus on the development of StreamWire, which will aggregate and deliver leading sources of news and information appropriate to each of our Networks and their sub-channels, and to non-affiliated sites. It will also publish a series of proprietary news, premium press release and announcement wires, each of which will be distributed across a variety of websites, through various push, pull, and convergence mechanisms, as well as archived for future retreaval. Streamedia Publishing will:

                                     Create  marketable  archives  of print  and
                                    multimedia   content   appropriate  to  each
                                    network.
                                     Aggregate news and information resources at
                                    each  network  site to enhance or  broadcast
                                    content.
                                     Publish a series of  focused,  edited  news
                                    and    information    products   under   the
                                    StreamWire  News(TM)  brand,  such as  wires
                                    devoted to NASDAQ or Amex-listed  companies,
                                    or specific topic areas.
                                     Launch  a  fee-based   press   release  and
                                    product     announcement    wire    service,
                                    StreamWire(TM).
                                     Publish   programming  guides  and  network
schedules.


                               We have conceived StreamWire as a standalone product, to supplement our broadcast content, and to provide complementary promotional support for our multimedia networks. We expect the Publishing division to provide the Company with numerous revenue sources, such as advertising, sponsorships, design services, and fees for information distribution. We expect the Broadcast division to generate revenue through sales of programming, produced in house, to other web sites, as well as to traditional broadcast media, such as radio and cable. We have conceived each area of activity to augment the revenue potential of the other areas.

shapeType202fFlipH0fFlipV0lTxid458752hspNext1207Streamedia
Publishing
Streamedia Publishing



     shapeType202fFlipH0fFlipV0lTxidWe3believeeour2strategyswill    vault    our
networks into a leadership position Strategy in the rapidly developing internet broadcast industry. We intend to:
Business Strategy
                                     Exploit  our  proximity  to sources of both
                                    new  and  traditional   forms  of  broadcast
                                    content, major venues, and cultural centers.
     "Think like a broadcaster," and recruit appropriate personnel from the broadcast industry.
                                     Build comprehensive, yet focused networks.
                                     Uniquely syndicate our 'bundled' multimedia
                                    networks  and   publications  to  other  web
                                    sites, multiplying our distribution outlets,
                                    which will  enhance  corporate  branding and
                                    generate     opportunities    for    greater
                                    advertising revenues.
                                     Enable print content  generators  and other
                                    businesses  without  broadcast  backbones to
                                    participate  in the  emergence  of a  global
                                    broadcast medium.
                                     Syndicate    web-originated    content   to
                                    traditional   media  outlets,   as  well  as
                                    syndicate  traditional media outlets via the
                                    web.
                                     Support  the  two  leading   media   player
                                    platforms from  RealNetworks  and Microsoft,
                                    as well as emerging technologies and formats
                                    such as MP3.
                                     Become recognized as a 'one-stop'  enabling
                                    shop for media and information distribution.
                                     Partner with recognized  broadcast  leaders
                                    to   carry   their   programs   across   the
                                    Streamedia Networks.
                                     Pursue  strategic   acquisitions  to  drive
                                    revenue growth and product  development,  as
                                    well     as     leverage     cross-marketing
                                    opportunities.
                                     Capitalize   on   the   retail   e-commerce
                                    opportunities     unique     to     Internet
                                    broadcasters.
                                     Enhance  our  networks   with  a  sense  of
                                    "community"         by         incorporating
                                    state-of-the-art    interactive   components
                                    lacking in traditional broadcast media.
                                     Create  the   preeminent   venue  for  rich
                                    in-line   media   advertising   by  enabling
                                    traditional broadcast advertisers to exploit emerging online formats.

     shapeType202fFlipH0fFlipV0lTxidOur6principal1executiveeoffices are located at 9 East 45th Street, New Corporate Offices and York, NY, 10017. Our general corporate contacts are at 212-883-0299, and Contacts info@streamedia.net. Our Investor Relations contacts are 1-800-511-4216, Streamedia's Corporate or by email to ir@streamedia.net. Offices and Contacts

                                                    The Offering


Units to be offered.........................     1,000,000  units,  each  unit  consisting  of one  share of  common stock  and one  warrant,  each  warrant  entitling  the  holder  to purchase  one  share of  common  stock at a price of  $12.75  until
                                                 (May __, 2004).


Description of warrants.....................     The  warrants  are  not   immediately   exercisable   and  are  not
                                                 transferable   separate  from  the  shares  until   (November  ___,
                                                 2001).  The  warrants  are  redeemable  by the Company at $0.05 per
                                                 Warrant under certain conditions.   "

Common Stock to be outstanding
  after the Offering........................     4,025,000 shares (1)


Warrants to be outstanding after
the Offering................................     1,000,000 (2)


Use of Proceeds.............................     Strategic   acquisitions,   working   capital  and  other   general
                                                 corporate purposes. See "Use of Proceeds."


Risk Factors................................     The units  offered  are  speculative  and  involve a high degree of risk and should not be  purchased by  investors  who cannot  afford the loss of their entire investment. See "Risk Factors."


Proposed NASDAQ Symbols
Units.......................................     ""
Common stock................................     ""
Warrants....................................     ""


-----------------

(1)   Does not include:

               Up to 1,000,000 shares issuable upon the exercise of the warrants, and

               Up to 150,000 shares to be issued upon exercise of the underwriters' over-allotment option, and the warrants thereunder, and

               100,000 shares to be issued upon exercise of the underwriters' warrants, and the warrants thereunder.

               Does  not  include  the  233,500  shares  issued  in the  private placement pursuant to rule 506 of Regulation D promulgated under the securities act of 1933 as amended.

(2) Does not include:

               Up to 150,000 warrants issuable upon the exercise of the over-allotment option, and

               100,000 warrants underlying the underwriters' warrants.

                                           SELECTED FINANCIAL INFORMATION

         The following selected financial data has been derived from and should be read in conjunction with our financial statements and the related notes, included elsewhere in this prospectus, as of and for the period frm April 29, 1998 (date of inception) to December 31, 1998 See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           Period from April 29, 1998
                    (date of inception) to December 31, 1998

Operating Data:

Revenues                                                $        -
Cost of Revenues                                        $        -
Gross Profit                                            $        -
Operating Expenses                                      $  296,760
                                                        ----------
Net loss                                                 $(296,760)
Basic and diluted loss per common  share                $    (0.10)




                                December 31, 1998
Balance Sheet Data:

Working capital (deficit)                              $  (137,460)
Current assets                                         $     1,225
Total assets                                           $    77,425
Current liabilities                                    $   138,685
Total liabilities                                      $   138,685
Stockholders' equity (deficit)                         $   (61,260)
Common shares outstanding                                3,025,000


------------

                                  RISK FACTORS

     Investing in our securities involves a high degree of risk. Prospective investors should consider the following factors in addition to other information set forth in the prospectus before purchasing the units. You should note that this prospectus contains certain "forward-looking statements," including without limitation, statements containing the words "believes," "anticipates," "expects," "intends," "plans," "should," "seeks to," and similar words. You are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the risk factors set forth in this prospectus. The accompanying information contained in this prospectus identifies important factors that could cause such differences.

Streamedia was formed on April  29,
1998, and is in development stage.
Streamedia was formed on April 29, 1998, and is in development stage.
Streamedia is currently in development stage. To date, we have not generated any revenues. We anticipate that our upcoming launches of websites currently in the development stage will transition Streamedia to operating status. However, you should consider Streamedia and our prospects in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development. To achieve and sustain profitability, we believe that Streamedia must, among other things:

                                             Provide   compelling   and   unique
                                            content and technologies to Internet
                                            users.
                                             Successfully market and sell our
 business services
                                             Effectively       develop       new
                                            relationships, and maintain existing
                                            relationships,   with   advertisers,
                                            content     providers,      business
                                            customers and advertising agencies.
                                             Continue to develop and upgrade our
                                            technology        and        network
                                            infrastructure  and  respond  to our
                                            competitors.
                                             Successfully  improve our  existing
                                            products and services to address new
                                            technologies and standards.
                                             Attract,    retain   and   motivate
qualified personnel.




xt0lineWidth38100lineStyle1fLine1We
can not accurately predict future revenues due to the lack of past revenues. We can not accurately predict future revenues due to the lack of past revenues. Because of Streamedia's limited operating history and the emerging nature of the markets in which we compete, we are unable to forecast our revenues with certainty and precision. Streamedia's operating results are also dependent on factors outside of the control of Streamedia, such as the availability of compelling content and the development of broadband networks that support multimedia streaming. There can be no assurance that we will succeed in addressing these risks, and failure to do so could have a material adverse effect on Streamedia's business, results of operations and financial condition. The market for Streamedia's business services and the long-term acceptance of Web-based advertising are uncertain. We currently intend to increase our operating expenses in order to:

                                                Expand our distribution  network
                                                capacity   Increase   sales  and
                                                marketing   activities   Acquire
                                                additional  content  Develop and
                                                upgrade      technology      and
                                                proprietary   content   Purchase
                                                equipment  for  its   operations
                                                Complete potential acquisitions

                                    While we believe that these activities will increase our opportunity for profitability, there can be no assurance that Streamedia will be profitable.




loss of our President or other key personnel could adversely affect our business and decrease the value of your investment.

The loss of our President or other key personnel could adversely affect our business and decrease the value of your investment.

Streamedia depends on the efforts of certain members of senior management, particularly James Rupp (President and Chief Executive Officer), Gayle Essary (Vice President of Strategic Development), and Nicholas Malino (Chief Financial Officer). The loss of one or more of these individuals could adversely affect Streamedia's business operations or prospects. These individuals have entered into employment agreements, but Streamedia cannot guarantee that any of these individuals will continue to serve in his current capacity or for what time period this service might continue.





ToText0lineWidth38100lineStyle1The
intense competition in our markets may lead to reduced revenue and increased losses. The intense competition in our markets may lead to reduced revenue and increased losses.
Although we believe our approaches to establishing Streamedia as an emerging leader in its fields reduces the threat of competition, the market for internet broadcasting and news distribution services is highly competitive.
Streamedia expects that competition will continue to increase. We compete with:

                                    o Other Web sites, Internet portals,  dialup
                                      software    applications    and   Internet
                                      broadcasters   to  acquire   and   provide
                                      content  and act as a gateway  to  attract
                                      users.
                                    o Videoconferencing     companies,     audio
                                      conferencing    companies   and   Internet
                                      business services broadcasters.
                                    o Online services,  other Web site operators
                                      and  advertising   networks,  as  well  as
                                      traditional   media  such  as  television,
                                      radio   and   print,   for  a   share   of
                                      advertisers' total advertising budgets.
                o Other news aggregators and content generators.
                       o Other press release distributors.

                                    There can be no  assurance  that  Streamedia
                                    will be able to compete successfully or that
                                    the  competitive  pressures  will not have a
                                    material   adverse  effect  on  Streamedia's
                                    business,    results   of   operations   and
                                    financial  condition.  Competition among Web
                                    sites  that  provide   compelling   content,
                                    including   streaming   media  content,   is
                                    intense,   and  we  expect   competition  to
                                    increase   significantly   in  the   future.
                                    Traditional  media may expend  resources  to
                                    establish   a  more   significant   Internet
                                    presence in the future. These companies have significantly greater brand recognition and financial, technical, marketing and other resources than Streamedia. We also compete with other content providers for the time and attention of users and for advertising revenues.




 Our
success depends on the  acceptance of the Internet as an advertising medium.
Our success depends on the acceptance of the Internet as an advertising medium. The market for Internet advertising has only recently begun to develop. This market is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance new products and services are uncertain. Streamedia's ability to generate advertising revenue will depend on, among other factors:
                                         The  development  of the Internet as an
advertising medium.

                                         Pricing  of  advertising  on other  Web
sites.

                                         The amount of  traffic on  Streamedia's
Web sites.

                                            Streamedia's  ability to achieve and
                                    demonstrate  user  and  member   demographic
                                    characteristics   that  are   attractive  to
                                    advertisers.

                                         Establishing and maintaining  desirable
                                        advertising sales agency  relationships.
                                        Streamedia's   business,    results   of
                                        operations and financial condition could
                                        be  materially   adversely  affected  if
                                        widespread   commercial   use   of   the
                                        Internet  does  not  develop,  or if the
                                        Internet   does   not   develop   as  an
                                        effective  and  measurable   medium  for
                                        advertising, See "Business."





hapeToText0lineWidth38100lineStyle1Our
success depends on continued use and expansion of the Internet.
Our success depends on continued use and expansion of the Internet.
Rapid growth in use of and interest in the Internet is a recent phenomenon. There can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support Streamedia's business. Future revenues of Streamedia will depend largely on the widespread acceptance and use of the Internet as a source of multimedia information and entertainment and as a vehicle for commerce in goods and services. Streamedia's business, results of operations and financial condition could be materially adversely affected if:
     use of the Internet does not continue to grow or grows more slowly than expected, the Internet infrastructure does not effectively support the growth that may occur, or the evolution of broadband connectivity is slower or less widespread than anticipated.





8fFitShapeToText0lineWidth38100lineStyle1We
may not be able to develop acceptable new products at the rate required by our rapidly changing market. We may not be able to develop acceptable new products at the rate required by our rapidly changing market. The market for Internet broadcast services experiences rapid technological developments, frequent new product introductions and evolving industry standards. Therefore, Streamedia must:
                                         effectively use leading technologies,

                continue to develop technological expertise, and

                                         enhance   our  current   services   and
                                        continue to improve the performance, features and reliability of our network infrastructure.

                                    Also,   the   widespread   adoption  of  new
                                    Internet  technologies  or  standards  could
                                    require    substantial    expenditures    by
                                    Streamedia  to  modify  our  Web  sites  and
                                    services.  A failure  by the  Streamedia  to
                                    rapidly     respond     to     technological
                                    developments could have a material adverse effect on Streamedia's business, results of operations and financial condition.





peToText0lineWidth38100lineStyle1Evolving
regulation of the Internet may affect us adversely.
Evolving regulation of the Internet may affect us adversely.
Although there are currently few laws and regulations directly applicable to the Internet, new laws and regulations will likely be adopted in the United States and elsewhere. These laws and regulations could cover issues such as broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose Streamedia to significant liabilities associated with content available on our Web sites. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations will not expose Streamedia to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on Streamedia's business, results of operations or financial condition.


shapeType202fFlipH0fFlipV0lTxid216268
e1You
will incur immediate and substantial dilution by purchasing securities in this offering. You will incur immediate and substantial dilution by purchasing securities in this offering. Our current shareholders acquired their shares at a cost per share substantially below the price in this offering. After the offering, the current shareholders will experience a substantial increase in the value of their holdings. Also, the public offering price of the units will be substantially higher than the current book value per share. Therefore, you will incur an immediate and substantial dilution of your investment as it relates to the book value of the shares after completion of this offering. See "Dilution."



shapeType202fFlipH0fFlipV0lTxid104
0lineStyle1Principal
shareholders will own 63.9% of the shares outstanding, and you will have minimal influence on shareholder decisions.


Principal shareholders will own 63.9% of the shares outstanding, and you will have minimal influence on shareholder decisions.


Our officers and directors will own approximately 63.9% of the outstanding shares after this offering. These shareholders will be able to control the vote on election of directors and to substantially impact the vote on other matters submitted to shareholders. If these shareholders act together they will be able to substantially impact any vote of the stockholders and exert considerable influence over our affairs. You and the other investors will have minimal influence on shareholder actions. See "Principal Shareholders."



168fFitShapeToText0lineWidth38100lineStyle1You
may not have the benefit of an active trading market for your shares. You may not have the benefit of an active trading market for your shares.
Prior to this offering, there was no public market for the units or the common stock. Streamedia intends to apply for listing of the units, shares, and warrants on The Nasdaq SmallCap Market. We cannot assure you that our listing application will be approved. Even if such listing is approved, there may not be a meaningful, sustained market for the units. Streamedia cannot assure that an active trading market for the units will develop or continue. Therefore, you may be unable to sell your units at a favorable price.




peToText0lineWidth38100lineStyle1The
offering price for the units is not based on the value of Streamedia.
The offering price for the units is not based on the value of Streamedia.
The offering price for the units was determined by negotiation between Streamedia and the underwriters. You should not assume that the offering price bears any relationship to asset value, net worth or other generally accepted measure of value. Recent history relating to the market prices of newly public companies indicates that the market price of the units following this offering may be highly volatile. See "Plan of Distribution."

shapeType202fFlip
xtToShape0fFilled1fHitTestFill1fill
lineFillShape1fShadow0fshadowObscured0f3D0fc3
nstrainRotation1fc3DRotationCen
MinusX0fCalloutMinusY0fCalloutDropAuto0fCalloutLengthSpecified0We
do not anticipate paying dividends.


We do not anticipate paying dividends.


Streamedia has never paid cash dividends on the common stock, and we do not anticipate that we will pay cash dividends in the near future. The payment of dividends will depend on earnings, financial condition and other factors the Board of Directors may consider relevant. We currently plan to retain any earnings to provide for development and growth of Streamedia. See "Dividend Policy."



spNext1180fFitShapeToText0lineWidth38100lineStyle1Future
non-public sales of our securities may be on terms more favorable than the terms of this offering.


Future non-public sales of our securities may be on terms more favorable than the terms of this offering.


In order to raise additional working capital, Streamedia could make a limited number of offers and sales of its common stock or other securities to investors in transactions exempt from registration under the securities laws. These purchasers may acquire our securities on terms more favorable than offered to you. The price may not relate to any accepted measure of value, including the prevailing market price. Streamedia may make sales of its securities at a lower price than that of the units.


of shares by the current shareholders may adversely affect the market price.

Sales of shares by the current shareholders may adversely affect the market price.


After this offering, our current shareholders will own 75.2% of the total shares. If these shareholders sell a significant amount of shares by in the public market after this offering, the market price of the shares could decrease substantially. The current shareholders have agreed with the underwriters that they will not sell or otherwise dispose of their shares for a period of one year after the date of this prospectus without the prior written consent of the underwriters.




Style1The
market prices for our securities, like those of other technology issues, may be volatile


The market prices for our securities, like those of other technology issues, may be volatile


The value of your investment in Streamedia could decline from the impact of any of the following factors:
                                                  changes in market valuations
of Internet companies,

                                                  variations  in our  actual and
                                                  anticipated operating results,
                                                  changes   in   our    earnings
                                                  estimates  by  analysts,   our
                                                  failure   to  meet   analysts'
                                                  performance expectations,  and
                                                  lack of liquidity.

                                    The stock markets have, in general, and with
                                    respect to Internet companies in particular,
                                    recently  experienced stock price and volume
                                    volatility  that  has  affected   companies'
                                    stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our securities.


                                    Stock  prices  for  many  companies  in  the
                                    technology  and emerging  growth sector have
                                    experienced  wide   fluctuations  that  have
                                    often  been   unrelated  to  the   operating
                                    performance of those companies. Fluctuations such as these may affect the market prices of our securities.







spNext1171fFitShapeToText0lineWidth38100lineStyle1The
warrants to be issued to the underwriters may adversely affect Streamedia in the future.


The warrants to be issued to the underwriters may adversely affect Streamedia in the future.


The holders of the underwriters' warrants will have four years starting one year from the effective date of this offering to profit from a rise in the market price of the units. The exercise of the underwriters' warrants will cause dilution in the interests of the other shareholders. Further, the terms on which Streamedia might obtain additional financing during that period may be adversely affected by the existence of the underwriters' warrants. The holders of the underwriters' warrants may exercise their warrants at a time when Streamedia might be able to obtain additional capital through a new offering of shares on terms more favorable than those in this offering. Streamedia has agreed that, under certain circumstances, we will register under the securities laws the shares to be issued upon exercise of the underwriters' warrants. Exercise of these registration rights could involve expense at a time when we could not afford the expenditures and may adversely affect the terms upon which we may obtain financing. See "Plan of Distribution."




Next1172fFitShapeToText0lineWidth38100lineStyle1The
underwriters will have a dominating influence on the market.


The underwriters will have a dominating influence on the market.


A significant amount of the units offered may be sold to customers of the underwriters. Subsequently, these customers may purchase or sell these units through or with the underwriters. If they participate in the market, the underwriters may exert a dominating influence on the market, if one develops, for the units. The price and the liquidity of the units may be significantly affected by the degree of the underwriters' participation in the market. See "Plan of Distribution."






0hspNext1208fFitShapeToText0lineWidth38100lineStyle1Our
accountantants have determined that there are doubts about our ability to continue as a going concern..


Our accountantants have determined that there are doubts about our ability to continue as a going concern..


     As a result of Streamedia's current financial condition, our independent certified public accountants have modified their report on our financial statementsas of end for the period from April 29, 1998 (date of inception) to December 31, 1998. Our independent certified public accountants' report on the financial statements includes an ex[planitory paragraph stating that Streamedia's existinse is dependent upon their abbility to obtain additional capital, amoung other things, raises substantial doubt about our ability to continue as going concern.



shapeType202fFlipH0fFlipV
ext0lineWidth38100lineStyle1You
should not rely on our forward looking statements.


You should not rely on our forward looking statements.


This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "believes," "intends," "plans," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                                        USE OF PROCEEDS

We expect to receive approximately $7,225,000 from the proceeds of this offering, or $8,372,500 if the over-allotment option is exercised in full. This assumes an initial public offering price of $8.50 per unit after deducting the underwriters' discount and $425,000 of expenses relating to the offering. The anticipated use the net proceeds is as follows:


                                                                                    Amount              %
                                                                           --------------------    ------------
       Working Capital                                                             $ 2,475,000          35%
       Strategic Acquisitions (1)                                                    2,000,000          28%
       Content License & Acquisition                                                 1,250,000          17%
       Sales, Marketing, and Promotion                                                 750,000          10%
       Capital Equipment and Infrastructure                                            750,000          10%
                                                                           ====================    ============
                                                                                   $ 7,225,000       100.0%
                                                                           ====================    ============
     ---------

     (1) We have no present plans or commitments and are not currently engaged in any negotiations with respect to strategic acquisitions. However, we may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire of invest in complementary businesses, products and technologies.

                                                  DIVIDEND POLICY

We have never paid cash or other dividends on the common stock and we do not anticipate that we will pay cash dividends in the foreseeable future. The Board of Directors plans to retain future earnings for the development and expansion of business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition, and any other factors that the Board of Directors may deem relevant.

                                                      DILUTION

As of December 31, 1998, Streamedia's net tangible book value was a negative $(61,260) or $(0.02) per share based on 3,025,000 shares outstanding. The net tangible book value is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets, less total liabilities, divided by the number of shares outstanding. After giving effect to (i) the sale of 1,000,000 units at an assumed offering price of $8.50 per unit, and (ii) the application of the estimated net proceeds, the pro forma net tangible book value would increase to $7,163,740 or $1.78 per share. This represents an immediate increase in net tangible book value of $1.80 per share to current shareholders and an immediate dilution of $6.72 per share to new investors or 79.1% as illustrated in the following table:


             Public offering price per Share                                                         $8.50
               Net tangible book value per Share before this offering           $(0.02)
               Increase per share attributable to new investors
                                                                                  $1.80
                                                                           -------------
             Adjusted net tangible book value per share after this                                   $1.78
        offering
                                                                                            ---------------
             Dilution per share to new investors                                                     $6.72
                                                                                            ---------------
             Percentage dilution                                                                     79.1%

The following table sets forth as of December 31, 1998, (i) the number of shares of common stock purchased by the current shareholders, the total consideration paid, and the average price per share paid by the current shareholders, and

 (ii) the number of shares of common stock included in the units to be purchased in this offering and total consideration to be paid by new investors, before deducting underwriting discounts and other estimated expenses at an assumed offering price of $8.50 per unit.




                                  Shares Purchased                    Total Consideration              Average Price
                           --------------------------------    ----------------------------------     -----------------
                           --------------- ----- ----------    -- -------------------- ----------     -----------------
                               Number            Percent          Amount               Percent           Per Share
                           ---------------                     --                      ----------
                           ---------------       ----------    ----------------        ----------     ----------- ----
Current Shareholders            3,025,000            75.2%       $       5,500              0.0%           $0.00
                                            (1)                                 (1)
New investors                   1,000,000            24.8%           8,500,000            100.0%           $8.50
                                                                                                           -----
                                            (2)
                           ---------------       ----------    ----------------        ----------
                           ===============       ==========    ================        ==========
          Total                 4,025,000           100.0%          $8,505,500            100.0%
                                            (3)                                   (2)
                           ===============       ==========    ================        ==========
     --------

(1) Does not reflect 233,500 shares of common stock that we issued in a private placement subsequent to December 31, 1998.

(2) Upon exercise of the over-allotment option, the number of shares held by new investors would increase to 1,150,000 or 27.5% of the total number of shares to be outstanding after the offering and the total consideration paid by new investors will increase to $9,775,000.




(3) Does not include (i) up to 1,000,000 shares issuable upon the exercise of the warrants, (ii) up to 150,000 shares to be issued upon exercise of the underwriters' over-allotment option, and the warrants thereunder, and (iii) 100,000 shares to be issued upon exercise of the underwriters' warrants, and the warrants thereunder. To the extent that the over allotment option and warrants are exercised, there will be further share dilution to new investors.

(1)

                                              CAPITALIZATION
The following table sets forth Streamedia's capitalization (i) as of December 31, 1998 and (ii) on a pro forma as adjusted basis to give effect to the sale of 1,000,000 units and the application of the estimated net proceeds. See "Use of Proceeds."

                                                                              December 31, 1998
                                                                 --------------------------------------------
                                                                 ------------------ ---- --------------------
                                                                     (Actual)               (As Adjusted)
                                                                 ------------------      --------------------
                                                                 ------------------      --------------------
Liabilities:
Total Liabilities                                                         $138,685                  $138,685
                                                                 ------------------      --------------------

Stockholders' equity (deficit)
Preferred Stock,  $.001 par value,  100,000 shares  authorized;                  -                         -
no shares issued actual or adjusted
common stock, $.001 par value                                                3,025                     4,025
  20,000,000 shares authorized,  3,025,000 shares issued and outstanding, actual
  4,025,000 as adjusted (1)
Additional paid in capital                                              $  232,475                 7,456,475
Deficit accumulated during developmental stage                          $(296,760)                $(296,760)

                                                                 ------------------      --------------------
                                                                 ------------------      --------------------
Total stockholders' equity (deficit)                                   $  (61,260)                $7,163,740
                                                                 ------------------      --------------------
                                                                 ------------------      --------------------
Total capitalization                                                  $     77,425                $7,302,425
                                                                 ------------------      --------------------
-----------

(1)   Does not include:

               Up to 1,000,000 shares issuable upon the exercise of the warrants, and

               Up to 150,000 shares to be issued upon exercise of the underwriters' over-allotment option, and the warrants thereunder, and

               100,000  shares to be issued upon  exercise of the  underwriters'
              warrants, and the warrants thereunder.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read Streamedia's Financial Statements, related notes and other financial information included in this prospectus in conjunction with this discussion of our operations. The following discussion contains forward-looking statements. Streamedia's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                                                   OVERVIEW

     Streamedia will aggregate and broadcast streaming media programming via the World Wide Web . By combining in-house and outsourced capacities, we expect to deliver high volumes of simultaneous live and on-demand audio and video programs. OurWeb sites, in particular the Streamedia Networks(TM) and our proprietary channels,have been conceived to offer an expansive selection of multimedia programming, including, but not limited to, such broad categories as news, music, history, talk, sports, women's issues, business activities, movies, education, television, and children's interests. We will deliver our programming via software applications which already account for over 100 million desktop installations, thus minimizing a user's need to download any further software. Initial offerings will be provided free to all audiences, although we are is considering pay-per-view and subscription based services for some classes of content at a future date.

     We believe ourapproach to streaming media delivery is differentiated by our focus on bundled delivery of multimedia and text, and a plan for suite of focused, searchable, aggregated broadcast content sites. Ourplans will provide our audience with a convenient way to select a diverse range of broadcasts and supplementary information from an integrated network of mini-portals.

     Our revenues will primarily stem from sited, rich media, and traditional media advertising sales, webcast services sales, and fees for content distribution. We also anticipate thatwe willgenerate additional revenue streams through ad-free program charges and charges for premium content, multiple e-commerceinitiatives, as well as licensing and Intranet sales. There is no assurance that the wewill in fact generate revenues from all or any of these potential sources at any time in the future.

     Our revenues will be directly related to a number of factors, including the volume of advertisers, the rates charged for the various types of advertising, the extent of the traffic to ourWeb sites, and the costs of bandwidth and other services required to deliver content, and number of clients we can attract for business services offered by our WebCast Technologies division. We believe that by increasing the number and frequency of visitors to our sites, and to those sites via which we distribute content, we will experience greater revenue growth across all our product and service offerings. For this reason, we expect to devote a significant portion of the net proceeds of this offering to marketing and promotional efforts as well as to acquire and licensing Internet broadcast rights to a wide range of appealing, unique, high-quality broadcast content.

                                    We  intend to use the net  proceeds  of This
                                    offering to, among other activities, develop
                                    our broadcast technology  backbone;  launch,
                                    over  time,  more  than 100 web sites at the
                                    nearly 200 registered URLs we currently own,
                                    and  aggregate  them into focused  broadcast
                                    Network 'mini-portals'; initiate a broadcast
                                    enabling, or  'StreamStation(TM)"  affiliate
                                    program,  to whose members we will syndicate
                                    both  proprietary  and licensed  programming
                                    from  numerous   sources.   We   believesuch
                                    syndication    could   provide    uswith   a
                                    substantial  number of further  distribution
                                    outlets,   which  may   generate   increased
                                    advertising  revenues for content we produce
                                    or distribute We expect expenditures to rise
                                    significantly  across all expense categories
                                    as we  attempt  toincrease  our  advertising
                                    inventory;   expand  our  streaming  content
                                    catalog;  develop and launch The  Streamedia
                                    Networks(TM) sites and numerous 'channel' sites, as well as our news and information site and service, StreamWire(TM); and create proprietary event production and digital processing facilities.




Plan of Operations
Text0lineWidth38100lineStyle1

Plan of Operations

Re
eWidth38100lineStyle1

Recent Developments

Weare in the early stages of our transition to an operating Company. We have been developing our network and channel structure; identifying staffing requirements and interviewing prospective employees in sales, marketing, traditional broadcasting, editorial, design, and technology; devising a media strategy and evaluating media relations firms; reviewing potential acquisitions in such areas as multimedia production, web hosting services, and original content generation; establishing relationships for studios, bandwidth and broadcast content, as well as information, news and data feeds. We have leased office space at 9 E. 45th Street in midtown Manhattan, in a building linked by fiber optic cable at zero mileage to the largest broadcast signal switching hub in Manhattan. This hub serves all of the major cable and television networks in the New York area as well as key industry companies. To accommodate our planned expansion, we havenegotiated for additional midtown Manhattan facilities. We are contracting to lay additional fiber to the new facilities. Each location will then have low-mileage, diverse digital fiber connectivity to multiple broadcast switching hubs and major metropolitan New York broadcast teleports, connections we believe will present us with unique broadcast marketing opportunities. To assist us as we position to become a leader in the streaming content delivery industry, and syndication via the internet as well as traditional broadcast outlets, we recruited and elected two key players in the advancement of the cable industry to our Board of Directors. We believe that this will give us an advantage over our competitors in the acquisition of quality content.

                                          RESULTS OF OPERATIONS

The inception date of Streamedia was April 29, 1998, and as such there are no prior operations. During the period from April 29, 1998 to December 31, 1998, we were engaged in organizational activities, developing the conceptual framework of the enterprise, and establishing networking and partnering relationship that needed to be developed prior to the commencement of operations..

                             Operating Data:                                   12/31/98
           ===================================================== =====================================

           Revenues                                                                      $ 0
           Cost of revenues                                                              $ 0
           Gross profit                                                                  $ 0
           Operating expenses                                                      $ 296,760
           Net loss                                                              $ (296,760)
           Basic and diluted Net loss per common share                              $ (0.10)
           Weighted average common shares outstanding                              2,922,409



We are a development stage enterprise engaged in providing internet-based media programming and content on the Web. During the period from April 29, 1998 (date of inception) to December 31, 1998, we were engaged in organizational and pre-operating activities. These activities included:

      research and development efforts

      initial planning and development of our Web sites and operations refinement of our broadcast strategy

      building market awareness

      planning our network infrastructure

      developing a network of partners to help carry out our income-producing activities securing funding to finance these activities.

Streamedia was originally organized as a limited liability company on December 21, 1998, the limited liability company was merged into the Streamedia corporate entity, with the corporate entity continuing as the surviving entity.

Liquidity and Capital Resources

We have financed capital requirements through the issuance of common stock in a private placement. As of March 31, 1999 wesold 233,500 shares of common stock, pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, and raised $467,000 from this private placement. The proceeds of the private placement have and will be used for cost of this offering, purchase of capital assets such as equipment and domain names. We believe that the net proceeds of this offering will be sufficient to fund our operations for at least the next 12 months. We do notcurrently believe that, during this period, it will be necessary to raise additional funds to execute our basic plans for operations. There can be no assurance, however, that we will not determine that additional financing would be advantageous to further develop and execute our plans for operation or acquisitions, or that such future additional financing will be available on terms attractive to us. The proceeds of this offering, together with the remaining proceeds of our private placement, are the only sources of capital currently available to us. We anticipate that we will make significant ongoing investments in research and development for future generation products and services. We also expect tomake significant expenditures in sales, marketing, and content acquisition in order to attract customers to our numerous planned Web sites. There is no assurance that ours analysis of our capital requirements will be accurate: we arepositioning in a new business in the midst of a rapidly evolving, yet burgeoning, market, the potential attractiveness of which will, in our opnion, attract intense competition. Our future expenditures and capital requirements will depend on a number of factors including the development and implementation of next-generation technologies, technological developments on the Internet, potential acquisitions, and the regulatory and competitive environment for Internet based products and services.



                                    As  the  Year  2000   approaches,   industry
                                    experts  expect  issues to arise  related to
                                    the  programming  code  in  legacy  computer
                                    systems. The "Year 2000 problem" is regarded
                                    by many as an omnipresent  problem,  as most
                                    if  not  all  computer  operations  will  be
                                    impacted to some  extent by the  rollover of
                                    the two digit year value to 00. Systems that
                                    do not properly  recognize such  information
                                    could  generate  erroneous  data or  cause a
                                    system  to  fail.  We  have   evaluated  our
                                    current  systems,   and  believes  that  our
                                    current  hardware  and software is Year 2000
                                    compliant.  Since  we  have  only  purchased
                                    hardware  and  software   dating  from  1998
                                    forward,  and the  overwhelming  majority of
                                    our software and capital  expenditures  will
                                    occur  from  1999   forward,   and   involve
                                    newly-manufactured   equipment,   which   is
                                    routinely designated as Year 2000 compliant,
                                    and  intend to  outsource  projects  only to
                                    high-quality,  third  party  media  delivery
                                    systems which attest that they are Year 2000
                                    compliant,  we do not  anticipate  that  the
                                    Year  2000  problem  will  have  a  material
                                    impact  on  our   business  or   operations.
                                    However, any Year 2000 compliance problem of
                                    either we, our users,  suppliers,  customers
                                    or advertisers could have a material adverse
                                    effect   on   our   business,   results   of
                                    operations, and financial condition.



Year 200 dth38100lineStyle1

Year 2000 Compliance



                                                 BUSINESS


We are positioning ourselves as a multimedia content generator, enabler, and aggregator. We will divide our business activity among four vertically-integrated divisions: Streamedia Broadcast, Streamedia Networks, Streamedia Webcast Technologies, and Streamedia Publishing. We intend to develop each center of activity around multiple sources of potential revenue. Text, as well as audio and video broadcasts which we develop or distribute, will be globally accessible via the Internet, primarily free at all times to end users with the goal of capturing the maximum possible Internet audience. Users will require neither special hardware nor software to experience basic Streamedia content beyond that of standard media players and browsers routinely supplied by computer manufacturers.

We will focus on establishing Streamedia as a broadcaster. Our content will be syndicated across a suite of proprietary multimedia networks (the "Streamedia Networks"). Visitors to the Streamedia Networks will experience live and on-demand video and audio programming in an environment similar to that of cable broadcasts, but offering greater scope of programming choices, enhanced interactive elements, convenient access to retail opportunities, and numerous sources of pertinent, supplementary news and information. Much like cable and network television, we will aggregate and distribute content in various categories, including finance, lifestyles, entertainment, comedy, movies, history, music, education, shopping, sports, news, and children's programming. We believe that by co-venturing with a wide variety of content partners, including recognized industry leaders, the overall quality and quantity of streaming content may eventually surpass what any single Internet broadcaster, and even traditional broadcasters, could possibly offer. Our networks will generate revenues through content syndication, e-Commerce relationships, advertising, and channel licensing fees.


Streamedia Webcast Technologies will provide or arrange for media delivery and broadcast-enabling solutions to the Streamedia Networks, their channels, and other potential clients. It will generate revenue by marketing Internet broadcast services, equipment, tools, and talent. Streamedia Publishing will focus on the development of StreamWire(TM), which will aggregate and deliver leading sources of news and information appropriate to each Streamedia Network and sub-channel, and will also supply third-party sites. It will also publish a series of news and premium press release wires, each of which will be distributed to websites, through various push, subscription, and convergence mechanisms. StreamWire will also develop a searchable database. We conceived StreamWire to work as a standalone product, to supplement our broadcast content, and provide complementary promotional support for the Company's multimedia networks. We expect the Publishing Division to provide us with numerous revenue sources, such as advertising, sponsorships, design services, and fees for information distribution. We expect the Broadcast Division to generate revenue through sales of programming, produced in house, to other web sites, as well as to traditional broadcast media, such as radio and cable. We have conceived each area of activity to augment the revenue potential of the other areas.

The StreamWire(TM) series of sited and streaming text has been conceived to aggregate leading sources of high-quality information and entertainment. Each StreamWire will focus on a specific topic category. StreamWire will also publish a series of proprietary newswires, premium press release distribution wires, alert services and product announcement wires, each of which will be distributed throughout the Streamedia "family" of web sites and syndicate stations.

                                           Industry Background

The rise in the raw number of households and users online has been dramatic, and the trend is expected to continue. The Computer Industry Almanac reports that by the year 2000, 327 million people will have Internet access. Surveys conducted by Arbitron and Edison Media Research show that audiences listening to radio broadcasts via the Internet doubled during a recent 6-month period. Rapid and dramatic improvements continue to be made on the hardware, software, and infrastructure required to support and transmit streaming media. Industry experts believe that technological advances projected for the future of the Internet, such as widespread multicast capacity and markedly faster connect rates, will improve the quality of streaming broadcasts.

The media players for the Internet that have been developed by Microsoft and RealNetworks allow for enjoyable experience of streaming video at connect speeds as low as 28.8; users, however, are connecting at significantly faster speeds on an increasingly frequent basis, and enjoying correspondingly higher quality broadcast reception. The latest versions of the software can take advantage of higher speed access that is expected to be provided by xDSL, cable modems and other emerging broadband and multicast technologies. These players have combined installed bases estimated to be approaching 100 million users.We have chosen to support both technologies in order to capture the widest possible audience, since the greater our audience, the more attractive the Streamedia Networks will be to potential content partners, advertisers, distribution clients, business services clients, and station licensees, all of which will promote revenue generating business for all four primary Corporate divisions.

Traditional broadcasters have limited capacity to measure or identify in real time their listeners or viewers. Internet broadcasters, however, can provide highly specific information about a program's audience to content providers and advertisers. Internet broadcasters have an ability to precisely target advertising that television and cable broadcasters do not. The Internet has become increasingly accepted as a business tool. This has created economic opportunities in Web-based advertising and business service offerings, including audio conferencing, e-commerce, and video transmission.

We recognize that streaming media on the World Wide Web provides business opportunities that traditional broadcast media does not. Television, radio, and cable broadcasters have relative, if not severe, geographic restrictions of their reach. The Internet, by contrast, is a both a local and global medium. It can penetrate the workplace on a more consistent basis than television or radios, as the use of radios and televisions is often discouraged or disallowed at work. Targeted streaming media content can be economically broadcast to a geographically dispersed audience. Internet users can interact with the broadcast content by responding to online surveys and voting in polls. They can easily obtain additional information on subjects related to the programming, and even click through directly to retailers to purchase merchandise. Among the more striking advantages of Internet versus traditional broadcasting is the power to shift the schedule of the programming, to experience favorite choices "on demand," and replay segments or whole programs at will.

                                                The Market

While current industry leaders such as Broadcast.com have been very successful in attracting large audiences, we believe that current leaders in the industry have barely scratched the surface of content capable of appealing to niche and mass audiences alike. Broadcast.com already attracts over 1 million unique users per day, proving that despite lower levels of quality than traditional broadcast mediums, Internet broadcasters can attract large audiences. Although the number of radio webcasters on the Internet continues to rise, recent figures published by the National Association of Broadcasters show that only 2200 of the 12,512 stations broadcast via the Internet. Broadcast.com hosts less than one-sixth of these stations. The Radio Advertising Bureau (RAB) reports that in 1997, radio's revenue grew to a record $13.6 billion. There were 1587 television stations licensed as of March 31, 1999. The Television Advertising Bureau (TVB) reported TV revenue at $44.5 billion in 1997. Only a handful of television stations have committed to Internet broadcasts of their content. Current trends and statistics indicate audience interest in Web-based programming is growing in such areas as movies, club shows, tradeshows, concerts, documentaries, education, cartoons, independent films, reruns, true crime, interactive instructional programming, literature, auctions, awards shows, fashion shows, political events, health concerns, scientific advancements, local programming, travel programming, and hobby videos. However, current industry leaders have made only small inroads to the development of a catalog of readily available program material. The market, therefore, remains almost completely open at this time, even as the overall medium of the Internet persists in a rapid escalation in terms of users.

                                          Streamedia's Strategy

We believe that our strategy can vault our networks into a leadership position in the rapidly developing Internet broadcast industry. We will address what we see as deficiencies in current Internet offerings and have devised our products accordingly. We believe that we can aggregate content; generate comprehensive, yet focused networks; integrate each network so that all other topical networks are accessible from any given network; and syndicate the content of the networks, via licensing agreements, to other sites interested in offering their users multimedia programming. As a result, we will be able to multiply exponentially the number of 'entry' paths to any given network or channel. We project that traffic will increase accordingly, and not be tied to visits to any single proprietary site. We have secured approximately 200 subject-oriented Internet domains for use by our network and channel partners, and intend to build out well over 100 Company-owned sites.

Our strategy is to become as pervasive as possible by permitting our content to be broadcast from multiple locations, both company-owned and, like Network Television broadcasters, from affiliated 'stations.' We expect the tactic to multiply our distribution outlets. At the same time, this will enhance corporate branding, and generate opportunities for greater advertising revenues. We will pursue the syndication of web-propagated content to traditional media outlets, in addition to syndicating traditional media outlets via the web.

We hope to directly benefit from our ability to secure traditional, broadcast-quality studios in Midtown Manhattan, which facilitate, in some cases, fiber optic and satellite transmissions of live broadcasts via the largest video-switching hub on the East Coast. Our facilities are directly connected to adjacent professional television 'live shot' broadcast studios and the video-switching hub, as well as leading metropolitan area teleports. Content generators who partner with us will obtain a new distribution outlet within a unique, leading-edge multimedia venue. We will enable print content generators and other businesses without broadcast backbones to participate in the rise to prominence of a new medium. Studies by The Yankee Group suggest that Internet broadcasts are already drawing viewers away from cable and broadcast networks.

Between the Streamedia Networks, Streamedia Broadcast, Streamedia Webcast Technologies, and Streamedia Publishing, featuring StreamWire, we believe that we can earn a reputation as a 'one-stop' enabling shop for media and information distribution. We intend to develop our own quality programming in numerous subject areas, as well as partner with recognized industry leaders to co-develop, feature, or carry their content across and throughout the Streamedia Networks and authorized remote StreamStations(TM) --licensed programming distribution outlets. In addition, we intend to aggressively pursue strategic acquisitions to drive revenue growth and product development, as well as leverage cross-marketing opportunities.


                             Streamedia Broadcast and the Streamedia Networks

Through the Streamedia Broadcast and Networks divisions, we intend to create a unique suite of categorized broadcast networks to deliver live and on-demand audio and video programming over the Internet. Additionally, we intend to acquire and produce content of sufficient interest and quality to market to traditional broadcasters in the radio, network television and cable industries. Our Network sites will offer programming in categories such as business, sports, women's issues, parenting, travel, education, religion, politics, health, teen and children's interests, shopping, real estate, music, technology, personal fitness, movies, entertainment, and lifestyles. We have chosen to launch a financial network as one of our initial offerings, to capitalize on the, significant revenue-generating opportunities of financial- and investment-related programming. According to an industry source, the market for all online business information services was $24.8 billion in 1997 and is projected to grow to $39.8 billion in 2002. NFO Interactive has found that 5 million Americans invest their money online. Further network launches are planned for the remainder of 1999 and 2000. We may aggregate content from that which is developed in house; licensed from other Internet as well as traditional radio, television, and multimedia content developers; and generated by channel and "StreamStation" licensees. The Broadcast and Networks divisions are, together, expected to generate revenue through sales and syndication of programming to other web sites, as well as to traditional broadcast media, such as radio and cable, and also develop significant lines of advertising, e-commerce, premium distribution, and program sponsorship revenues.

                                           Streamedia Networks

We intend to create our own network sites, as well as numerous channels, but license other channels for development by third parties. We expect the relationships to be reciprocal on numerous levels. The Networks division could thereby multiply opportunities for Streamedia Webcast Technologies(TM) to generate revenue by marketing broadcast services to parties lacking broadcast backbones. We expect to soon uniquely produce seamlessly streaming, 'live' channels, which will, in some situations, include actual anchored broadcasts. We intend to offer the following categories of programming. The list is representative, not exhaustive:

New Product Launches
Concerts
Comedy Routines
Video and Audio Press Releases M & A Announcements Investor Conferences Medical Symposia Emergency Communications Analyst and Broker Presentations Club & Association Meetings Road Show Presentations Sales Training Seminars Distance Learning Sessions Full length movies FM radio stations Short films Stockholder Meetings US & International News Talk and call-in shows College and Pro Sports Executive Interviews Quarterly Conference Calls Corporate Video Profiles Infomercials Trade Shows Celebrity interviews Awards Ceremonies Educational Videos Political Programming Religious programming

                                     Streamedia Webcast Technologies(TM)

Through Streamedia Webcast Technologies(TM) we will market Internet and intranet broadcasting and interactive technology services and solutions to a wide spectrum of enterprises, such as, businesses, associations, electronic publishers, web sites lacking in streaming content, and 'off-line' media generators such as newspapers who wish to obtain an Internet broadcast presence. Through this division we will attempt to deliver multimedia and text through a variety of push, poll, and proprietary subscription mechanisms. We intend to establish alert and notification systems for end users regarding news and information items published on our sites as well as on behalf of other distribution clients, and about upcoming events to be broadcast on our Networks. This division will provide specific information regarding site audiences to content providers and advertisers; integrate 'E-Commerce' or merchandizing programs into Streamedia Networks and channels; construct chatrooms, bulletin boards, personal webcast stations and other interactive elements, and integrate them into network and channel vehicles. All such business services will generate revenue to foster further content development.








Streamedia Webcast Technologies can provide or arrange for the following representative types of business services and equipment:

Live Event Webcasting
On Demand Broadcasts
File Hosting and Serving
Push Technologies
Voice-Overs
Synchronized Multimedia
Event 'Ticketing' & Reservations Film and Sound Crews Satellite Up and Downlinks Restricted Intranet Broadcasts Feeds To Broadcast Video Hubs A/V Equipment Bulletin Boards and Forums Web Page Creation Home Page Integration Virtual Q & A Sessions New York or Remote Studios Event Production and Consultation A/V Bookmarking & Indexing Event Transcripts Programming Reminders Media Conversions and Encoding Mailing List Distributions Live Chats and Instant Messaging Broadcast Archival Searchable Databases On Air Talent Web Bots and Intelligent Agents

                                          Streamedia Publishing

  The focus of the Streamedia Publishing division will be upon our StreamWire(TM) content. StreamWire shall consist of a series of edited news and information products, such as wires devoted to NASDAQ or Amex-listed companies, or space exploration, or medical issues. We intend that each newswire developed by the Streamedia Publishing division will have its broadcast network correlative. Our Broadcast and Publishing divisions have been devised to integrate vertically to create bundled, truly multimedia Internet networks. We project that through our Publishing division will produce a series of "webcast guides" and schedules for each of the Streamedia Networks. In addition, through StreamWire, we will endeavor to ramp up our fee-based press release distribution and product announcement wire services to serve the interests of public companies, government agencies, trade associations, the entertainment industry, and numerous other areas. Still other projects include the creation of focused, marketable archives and indexes of print and multimedia content appropriate to each network. StreamWire may thus aggregate and integrate news and information resources at each network site to support our network broadcast content and, in so doing, synergize each network's content offerings. Each site will become more "sticky," and retain greater numbers of users for longer periods of time-- a trait not lost on advertisers and content generators interested in furthering their own distribution points.


                              Emerging and Developing Revenue Opportunities

  We believe that the proliferation of broadband and multicast connectivity technologies and infrastructure will greatly increase end user demand for streaming multimedia content. We expect that, as demand increases, the same revenue sources available to traditional broadcast media will become increasingly realistic profit centers for Internet broadcasters, aggregators, and syndicators. We are positioning Streamedia to benefit from any possible growth in traditional sources of broadcast revenues, such as various forms of advertising, but also from the unique opportunities presented to it as a member of the internet community, such as e-commerce relationships with internet retailers of items such as books, videos, movies, tickets, CD's, gifts, memorabilia, and apparel. We intend to participate in the trend towards referring sites commanding a percentage of gross sales generated as a result of their users 'clicking-through' to retailer's sites. We intend to resell or provide production, encoding, and other broadcast-enabling services to content generators seeking representation at one or more of the Streamedia Networks or channels, as well as to Intranets requiring multimedia service bureaus.





                                               Advertising

     In addition to licensing and syndication fees, technology and production services, premium distribution services, and e-commerce opportunities, we expect to derive a significant portion of our revenues from the emerging business of multimedia advertising. The Web has proven an attractive medium for advertising because it is interactive, flexible, and precisely quantifiable. Advertisers can mine user profile data to help them either reach broad audiences with a 'branding' approach or choose to 'target' data to people displaying similar demographic characteristics or interests. The interactive nature of the Web enables advertisers to determine customer preferences and profiles, and use this data to develop commercial relationships with potential customers. Advertisers can easily change their advertising messages frequently and at relatively low cost. We intend to engage in the emerging business of creating and marketing 'rich' or multimedia advertising; banner and interstitial advertising; and network and channel sponsorships across our suite of networks. We will insert advertisements at the beginning of audio or video segments, as well as during shows, much like commercials in traditional broadcast media. Jupiter Communications projects that online ad spending will rise from $3 billion in 1999 to almost $8 billion in 2002.

     We intend to make increasing use of the Synchronized Multimedia Integration Language, or SMIL. SMIL offers developers the ability to synchronize text, images, audio and video over the Web. Each element of a multimedia presentation can be sewn together using simple HTML-like coding. The results have many possible applications, such as the creation of streaming graphic 'commercials' played during streaming audio broadcasts, or streaming text advertisements running in subtitles below a video presentation, or slim banners that can stream below a video presentation. StreamWire may add the extra dimension of email sponsorships and text-banners to the Streamedia arsenal of placement offerings.

     As traffic to network sites increases, we believe that we may be able to charge a premium for multimedia ads versus basic banner ads, due to their richer content, flexible placements, and our ability to charge for focused advertising related to a specific content channel. We expect to derive a significant percentage of our revenue from advertising on our network sites, and by revenue splits with operators of sites to which we syndicate our content. We will target traditional advertisers, such as consumer product and service companies, manufacturers and automobile companies, as well as other Internet sites and products as advertisers on our Web sites. We expect to derive advertising revenue principally from short-term advertising contracts on a per impression basis or for a fixed fee based on a minimum number of impressions. Rich media ads price higher than graphic and text banners per impression. We will supply our advertiser clients with statistics detailing impressions, click-through rates, and other factors, which should allow them to monitor the totals of their ad playbacks or visual impressions, and thus track their effectiveness.

                                          ADDITIONAL INFORMATION

     Streamedia has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Streamedia has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the units offered. This prospectus does not contain all of the information, exhibits, and schedules contained in the Registration Statement. For further information about Streamedia and the units, you should read the Registration Statement. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete. Therefore, you should read the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, the exhibits, and the schedules filed with the Commission may be inspected, without charge, at the Commission's public reference facilities. These facilities are located at:
          Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048.
     Copies of the materials may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

     As a result of this offering, Streamedia will become subject to the reporting requirements of the Exchange Act. Therefore, we will file periodic reports, proxy statements, and other information with the Commission. Following the end of each calendar year, we will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants and proxy statements. For the first three-quarters of each calendar year, we will provide quarterly reports containing unaudited consolidated financial information.

     Streamedia intends to apply for listing of the units on the Nasdaq SmallCap Market. We cannot assure that our shares will be accepted for listing. Our reports, proxy statements, and other information will be available for inspection at the principal office of The Nasdaq Stock Market, Inc. at 1735 K Street, Washington, D.C. 20006-1500.

                                                  MANAGEMENT





Directors and Executive Officers

 Our directors and executive officers as of February 10, 1999 are identified below:

                                              Name           Age                       Position
                                      James D. Rupp          38    President, Chief Executive Officer & Director
                                      Gayle Essary           58    Vice President & Director
                                      Nicholas Malino        48    Chief Financial Officer  & Director
                                      David Simonetti        29    Director
                                      Henry Siegel           56    Director
                                      Robert Wussler         60    Director



                                            Our  directors  are  elected at each
                                    annual meeting of shareholders. The officers
                                    are   elected   annually  by  the  Board  of
                                    Directors.   Officers  and  directors   hold
                                    office until their respective successors are elected and qualified or until their earlier resignation or removal.


                                            James D. Rupp is one of the founders
                                    of  Streamedia   and  has  served  as  Chief
                                    Executive  Officer,  President  and Director
                                    since Streamedia's inception. From July 1997
                                    to   September   1998  Mr.  Rupp  served  as
                                    President,   Chairman  and  Chief  Executive
                                    Officer  of Capital  Markets  Communications
                                    Corporation,  an editor and  publisher  of a
                                    series of electronic newsletters,  including
                                    StreetSignals(TM),         TradeSignals(TM),
                                    PowerSignals(TM),   AmexWire(TM),   and  the
                                    Waaco Kid's Forum(TM). Mr. Rupp continues as
                                    Capital   Markets'   Chairman.    Mr.   Rupp
                                    organized   Web2Ventures,   LLC,  a  company
                                    formed  in   February,   1998  to  incubate,
                                    capitalize, and invest in emerging Internet firms. Since its inception, Mr. Rupp has served as the Manager of Web2Ventures. From 1990 to 1996 Mr. Rupp served as General
                                    Manager of a restaurant management concern in New York City. Mr. Rupp holds a Bachelor of Arts degree from the State University of New York at Binghamton and has pursued graduate studies in information sciences and literature at the Universities of Delaware and Maryland.

                                    Gayle  Essary  is  one of  the  founders  of
                                    Streamedia and has served as Chairman of the
                                    Board     of     Directors      and     Vice
                                    President-Strategic  Development  since  its
                                    inception.   From   September  1996  to  the
                                    present,  Mr.  Essary has served as Chairman
                                    of the Board of  Directors  of IRI,  Inc.  a
                                    publicly-held company in the investment data
                                    and information industry. He has also served
                                    as IRI's Chief  Executive  Officer from July
                                    1997 to the present.  From 1995 to 1997, Mr.
                                    Essary was founder of StreetLevel  which has
                                    since    merged   into    Capital    Markets
                                    Communications  Corporation and publisher of
                                    its electronic products.  From 1988 to 1997,
                                    Mr.  Essary  was a  Principal  of  New  York
                                    Management Group, which provided  consulting
                                    and support  services  to various  firms and
                                    organizations,    including    The   Thomson
                                    Corporation.  From 1981 to 1988,  Mr. Essary
                                    was Managing Director of the Media Financial
                                    Group and The Media Center,  both  companies
                                    engaged in consulting for media  properties.
                                    From 1973 to 1980,  Mr. Essary was President
                                    of   ESCO    Publishing   Co.,   Inc.,   and
                                    Huthig-ESCO    Publishing,    Inc.,    which
                                    published two international dental business magazines, one of which led its field in distribution and advertising revenues. Mr. Essary studied journalism at The University of Texas.

                                    Nicholas  Malino has served as  Streamedia's
                                    Chief  Financial  Officer since  November of
                                    1998. Previously, he served as President and
                                    Chief   Executive   Officer   of  ATC  Group
                                    Services,  Inc.,  a  $160  million  national
                                    business     services    firm,     providing
                                    specialized technical and project management
                                    services  to  Fortune  500   companies   and
                                    federal,   state,   and   local   government
                                    agencies. During his tenure, he completed 16
                                    acquisitions,   ranging   in  size  from  $1
                                    million to $85  million  in gross  revenues,
                                    during  which time the company  achieved the
                                    second highest  price/earnings  ratio in its
                                    sector.  ATC  Group  Services  also  led its
                                    sector in  profitability  for 12 consecutive
                                    quarters.   Mr.  Malino  has  a  Masters  of
                                    Business  Administration  degree in Finance,
                                    and Master and  Bachelor of Science  degrees
                                    in   Biology   from   the    University   of
                                    Bridgeport.

     David J. Simonetti has served as a Director of Streamedia since September of 1998. Since October of 1998, Mr. Simonetti has served as Co-Chairman and Chief Executive Officer of VentureNow, Inc., a private venture capital concern. From August 1997 to December 1998, Mr. Simonetti was Chief Executive Officer of Invoke Distribution, LLC, a marketing and advertising company. From February 1997 to October 1998, Mr. Simonetti was Chief Executive Officer of Projix Corporation, an Internet software company. From October 1994 through February 1997, Mr. Simonetti served as Vice President and Chief Operating Officer of Edmar, Inc., a construction management company. Mr. Simonetti also serves on the Board of Directors of NuOncology Labs, Inc., a publicly-held company. Mr. Simonetti holds a Bachelor of Arts degree from Marlboro College, Vermont.
                                    Henry  Siegel has  served as a  Director  of
                                    Streamedia  since February,  1999. From 1995
                                    to the  present,  Mr.  Siegel  has  been the
                                    Chairman  and  Chief  Executive  Officer  of
                                    Kaleidoscope  Media Group,  a  publicly-held
                                    company.   Kaleidescope   is   a   worldwide
                                    distributor  of  television  and home  video
                                    programming  including the ESPY Awards Show.
                                    Mr.   Siegel   began  his   career  at  Grey
                                    Advertising  and in 1974 where he was placed
                                    in charge of its media  operation,  managing
                                    all areas of media  planning,  research  and
                                    execution.   In  1976,  Mr.  Siegel  founded
                                    Lexington Broadcasting Services (LBS), where
                                    he   pioneered   the   concept   of   barter
                                    syndication            (advertiser-supported
                                    television). As Chairman and Chief Executive
                                    Officer  of  LBS,   Mr.   Siegel   developed
                                    numerous   successful   television   series,
                                    including Fame and Baywatch. Mr. Siegel has been named by Advertising Age Magazine as one of the pioneers of the first 50 years of television.

                                    Robert J.  Wussler  has served as a Director
                                    of  Streamedia  since  February,  1999.  Mr.
                                    Wussler  is the  Chairman  of the  Board  of
                                    Directors  of  US  Digital   Communications,
                                    Inc., a publicly-held  company. From 1992 to
                                    the  present he has served as the  President
                                    and Chief  Executive  Officer of the Wussler
                                    Group, a media consulting firm. From 1994 to
                                    the present,  Mr.  Wussler has served as the
                                    President  and Chief  Executive  Officer  of
                                    Affiliate   Enterprises,   Inc.,  a  company
                                    formed  by  ABC  Television   affiliates  to
                                    pursue new business opportunities, including
                                    emerging technology applications.  From 1989
                                    to 1992 Mr.  Wussler was the  President  and
                                    CEO of  COMSAT  Video  Enterprises,  a major
                                    supplier of satellite  entertainment  to the
                                    nation's lodging industry.  Between 1980 and
                                    1989,  Mr.  Wussler  served as  Senior  Vice
                                    President,    Corporate    Executive    Vice
                                    President,    and    President   of   Turner
                                    Broadcasting's  Superstation,  WTBS.  During
                                    his  10  years  at   Turner,   Mr.   Wussler
                                    co-founded and organized CNN, Headline News,
                                    and became a key  player in the  development
                                    of WTBS and the  formation of TNT.  Prior to
                                    joining   Turner,   Mr.  Wussler  served  as
                                    President of CBS Sports
     and the CBS Television Network. Mr. Wussler is a past Chairman of the National Academy of Television Arts and Sciences, and recipient of five Emmy Awards. Mr. Wussler also serves on the Board of Directors of Ednet, Inc., a publicly held company which develops and markets integrated digital communications systems for the entertainment industry, and the Board of Directors of The Cousteau Society.





Directors

Outside Directors

 We will nominate for election one director who is not an officer, employee, or 5% shareholder upon conclusion of the offering as designated by the representative of the underwriters. We may also appoint advisors to the Board of Directors from time to time.



                                 n
of Directors

Compensation of Directors

 Directors who are also employees will not receive any remuneration in their capacity as directors. Outside directors will be paid $1,000 monthly, travel expense reimbursement and $500 per meeting attended.




Executive Compensation

 The following table sets forth the current compensation awarded to, earned by, or paid to each of our executive officers.

                                        Summary Compensation Table

           Name and                       Annual Compensation                 All Other
                                  --------------------------------
      Principal Position                Salary            Bonus             Compensation
---------------------------       ---------------   --------------    ---------------------
James D. Rupp - President              $ 104,000            --                   --
& CEO

---------------------------       ---------------   --------------    ---------------------
Gayle Essary - Vice                       84,000            --                   --
President

---------------------------       ---------------   --------------    ---------------------
Nicholas Malino - CFO                     84,000      100,000(1)

---------------------------       ---------------   --------------    ---------------------
                  (1) Mr. Malino will receive the $100,000 bonus upon completion of this pending initial public offering.



Agreements

Employment Agreements

We have obtained employment agreements with the above employees.







Compensation Plan

Stock Compensation Plan

 There is no stock compensation plan currently in place. We intend to implement a Stock Compensation Plan during 1999. No committee has yet been formed for the task.

                                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     During 1998 and 1999, and since the inception of Streamedia, certain e-mail distribution systems owned and/or administered by one or both of two of our major shareholders, IRI, Inc. ("IRI"), and Capital Markets Communications, Inc. ("CapMark"), were provided to us for our StreamWire division and its predecessor at no cost. The three companies foresee continuing synergies in the mutual development of opt-in distributions which may benefit any or all of the companies, and their respective separate business activities. We also anticipate that the two companies will become customers of StreamWire for the distribution of press releases and announcements. Also, IRI and to some extent, CapMark are expected to continue to provide marketing and promotion support for Streamedia, and to utilize the streaming broadcast distributions of Streamedia Broadcast and Streamedia Networks whenever possible for themselves and their respective clients.

     During 1998, we issued 25,000 shares of common stock to our legal counsel, Kogan & Taubman, L.L.C., as partial consideration for services to be rendered in connection with this offering.


                                                PRIOR OFFERINGS

     In the first quarter of 1999, we sold 233,500 shares of common stock, pursuant to rule 506 of regulation D under the Securities Act of 1933, as amended. We raised $467,000 from this private placemnt in order to provide bridge financing for this offering. In addition, we have issued securities to officers, directors, and consultants as compensation for services rendered to us.

                                          PRINCIPAL SHAREHOLDERS

The following table identifies the beneficial ownership of the common stock as of December 31, 1998 by:

          Each beneficial owner of more than 5% of the outstanding shares of common stock; Each of our directors ; Each of our executive officers; and All directors and executive officers as a group

Unless noted each beneficial owner has sole investment and voting power for the shares beneficially owned.


                                                                                    Shares Owned
                                                    -------------------------------------------------------------------------
                                                              Prior to Offering                       After Offering
                                                    ---------------------------------- -- -----------------------------------
            Name and Address of Owner                    Number              Percent           Number               Percent
---------------------------------------------       ---------------     --------------    ----------------     --------------
James D. Rupp (1)                                        1,155,000              38.2%           1,155,000              28.7%
200 Walter Avenue, Hasbrouck Heights, NJ
07604

Gayle Essary (2)                                           890,000              29.4%             890,000              22.1%
5605 Woodview, Austin, Texas 78756

Capital Markets Communications, Inc.(3)                    300,000               9.9%             300,000               7.5%

Nicholas Malino                                            150,000               5.0%             150,000               3.7%
250 W. 90th Street, # PH2A, New York, NY
10024

David Simonetti (4)                                         75,000               2.5%              75,000               1.9%
1845 Mintwood Place, # 104, Washington, DC
20009

Henry Siegel                                                 0                  -                  0                   0

Robert Wussler                                               0                  -                  0                   -

                                                    ---------------     --------------    ----------------     --------------
                                                    ---------------     --------------    ----------------     --------------
All Executive Officers and Directors as a                2,570,000              85.0%           2,570,000              63.9%
group (6 persons)
                                                    ---------------     --------------    ----------------     --------------
-----------

(1) Mr. Rupp's shares are owned through two companies in which Mr. Rupp is the owner. (2) In addition to Mr. Essary's direct holdings (590,000 shares), the balance are owned by a company in which Mr. Essary is the principle shareholder.
(3) This company is controlled by certain executive officers and directors of Streamedia. (4) Mr. Simonetti's shares are owned through a company in which Mr. Simonetti is the owner.

                                       DESCRIPTION OF CAPITAL STOCK



                                n
Stock

Common Stock

 We are authorized to issue 20,000,000 shares of common stock, $0.001 par value. As of December 31, 1998, there were 3,025,000 shares of common stock issued and held by 46 holders of record. Shareholders are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the Board of Directors. Each share of common stock is entitled to one vote. Cumulative voting is denied. There are no preemptive or redemption rights available to shareholders of common stock. Upon liquidation, dissolution or winding up of Streamedia, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock and the units (and shares underlying these units) to be issued in this offering will be fully paid and non-assessable.



Stock

Preferred Stock

 The Board of Directors, without further action by the shareholders, is authorized to issue up to 100,000 shares of preferred stock, $0.001 par value. The preferred shares may be issued in one or more series. The terms as to any series, as relates to any and all of the relative rights and preferences of shares, including without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation will be determined by the Board of Directors. The issuance of preferred stock with voting and conversion rights could have an adverse affect on the voting power of the holders of the common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of the common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control. We have no plans or commitments to issue any shares of preferred stock.



Agent and Registrar
Transfer Agent and Registrar
 The Transfer Agent and Registrar for the common stock will be American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                     SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 4,258,500 shares of common stock outstanding. If the underwriters over allotment option is exercised in full, 4,408,500 shares of common stock will be outstanding. Of these shares, the 1,000,000 shares sold in this offering or 1,150,000 shares if the over-allotment option is exercised in full will be freely tradeable in the market without restriction under the Securities Act, by persons other than "affiliates" of Streamedia (as that term is defined in the Securities Act of 1933, as amended, without restriction or further registration. The remaining 3,258,000 shares will be "restricted securities" within the meaning of the Securities Act. Restricted securities cannot be publicly sold unless registered under the Securities Act or sold in accordance with an exemption from registration, such as that provided by Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted securities if at least one year has passed since the later of the date such shares were acquired from Streamedia or any affiliate of Streamedia. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of common stock (approximately 42,585 shares following the completion of this offering) or the average weekly trading volume during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Anyone who has not been an affiliate for a period of at least 90 days is entitled to sell restricted securities under Rule 144 without regard to the limitations if at least two years have passed since the date such shares were acquired from us or any of our affiliates. Any affiliate is subject to such volume limitations regardless of how long the shares have been owned or how they were acquired. After this offering, the executive officers and directors will own 2,570,000 shares of the common stock, which will represent (63.9% of the total shares outstanding. Our officers, directors and certain shareholders directors will enter into an agreement with the underwriters agreeing not to sell or otherwise dispose of any shares for one year after the date of this prospectus without the prior written consent of the underwriters. The Company cannot predict the effect, if any, that offer or sale of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

                                           PLAN OF DISTRIBUTION


                                  t0lineWidth38100lineStyle1Underwriters

Underwriters

 Under the terms and conditions of the Underwriting Agreement, we have agreed to sell to the underwriters named below, and each of the underwriters, for whom Redstone Securities, Inc. is acting as the "representative", have agreed to purchase the number of units set forth opposite its name in the following table.



                      Underwriters                              Number of Units
     Redstone Securities, Inc.

                                                  ===========================
                          Total                           1,000,000
                                                   =========================




                                            The  underwriters  have  advised  us
                                    that they propose to offer the units to the public at the initial public offering price per unit set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not more than $___ per unit. These dealers may re-allow $____ to other dealers. The representative will not reduce the public offering price, concession and re-allowance to dealers until after the offering is completed. Regardless of any reduction, the Company will receive the amount of proceeds set forth on the cover page of this prospectus.

                                            Streamedia   and   certain   selling
                                    shareholders have granted to underwriters an
                                    option, exercisable during the 45-day period
                                    after  the  date  of  this  prospectus,   to
                                    purchase up to 150,000  additional  units to
                                    cover  over-allotments,  if any.  The option
                                    purchase price is the same price per unit we
                                    will  receive for the  1,000,000  units that
                                    the underwriters have agreed to purchase. If
                                    the underwriters exercise the over-allotment
                                    option  in full,  the  selling  shareholders
                                    will sell 30,000  shares of common  stock to
                                    the   underwriters.   None  of  the  selling
                                    shareholders  are  officers,   directors  or
                                    affiliates    of    Streamedia.    If    the
                                    underwriters  exercise such option,  each of
                                    the underwriters  will purchase its pro-rata
                                    portion  of  such  additional   units.   The
                                    underwriters will sell the additional units on the same terms as those on which the 1,000,000 units are being sold.

                                            The  underwriters can only offer the
                                    units through licensed securities dealers in the united States who are members of the National Association of Securities Dealers, Inc. and may allow the dealers any portion of its ten (10%) percent commission.

                                            The  underwriters  will not  confirm
                                    sales to any discretionary  accounts without
                                    the   prior   written   consent   of   their
                                    customers.

                                    Under   the   terms   of  the   Underwriting
                                    Agreement,  the  holders  of  the  3,025,000
                                    shares of common  stock that are  restricted
                                    securities  have agreed  that,  for one year
                                    after  the  date  of  this   prospectus  and
                                    subject  to  certain   limited   exceptions,
                                    without  the prior  written  consent  of the
                                    representative, they will not sell, contract
                                    to sell, or otherwise dispose of any shares,
                                    any  options  to  purchase  shares,  or  any
                                    securities   convertible  into,  exercisable
                                    for, or exchangeable for shares.


                                    Substantially  all of such  shares  would be
                                    eligible for immediate public sale following
                                    expiration  of  the  lock-up  periods,   and
                                    subject to the provisions of Rule 144.

                                            We   have    agreed   to   pay   the
                                    Representative  a  non-accountable   expense
                                    allowance  of 2.% of the gross amount of the
                                    units sold at the  closing of the  offering.
                                    This expense  allowance  will total $170,000
                                    based on the sale of the units offered.  The
                                    Representative  will  pay the  underwriters'
                                    expenses in excess of the 2%  allowance.  If
                                    the expenses of  underwriting  are less than
                                    the  2%  allowance,   the  excess  shall  be
                                    additional compensation to the underwriters.
                                    If this  offering is  terminated  before its
                                    successful  completion,  we may be obligated
                                    to  pay  the  Representative  a  maximum  of
                                    $50,000 on an accountable basis for expenses
                                    incurred by the  underwriters  in connection
                                    with  this  offering.  In  addition  to  the
                                    non-accountable   expense   allowance,   the
                                    management  estimates  that the Company will
                                    incur other costs of approximately  $200,000
                                    for legal, accounting, listing, printing and filing fees.

                                    We have  agreed  that,  for a period of five
                                    years  from the  closing  of the sale of the
                                    units,  we will  nominate  for election as a
                                    director   a   person   designated   by  the
                                    Representative.  If the  Representative  has
                                    not exercised that right, the Representative
                                    shall  have  the  right  to   designate   an
                                    observer,  who shall be  entitled  to attend
                                    all  meetings  of the Board and  receive all
                                    correspondence and communications sent by us
                                    to   the   members   of   the   Board.   The
                                    Representative has not yet identified the person who is to be nominated for election as a director or designated as an observer.

                                            The Underwriting  Agreement provides
                                    for indemnification among Streamedia and the
                                    underwriters     against    certain    civil
                                    liabilities, including liabilities under the
                                    Securities    Act.    In    addition,    the
                                    underwriters'     warrants    provide    for
                                    indemnification  among  Streamedia  and  the
                                    holders of the  underwriters'  warrants  and
                                    underlying   shares  against  certain  civil
                                    liabilities, including liabilities under the
                                    Securities Act, and the Exchange Act.

                                    We have been advised that it is the position
                                    of the  Securities  and Exchange  Commission
                                    that   insofar   as   indemnification    for
                                    liabilities arising under the Securities Act
                                    of 1933  (the  "Act")  may be  permitted  to
                                    directors,  officers and controlling persons
                                    of  Streamedia  pursuant  to  the  foregoing
                                    provisions,      or     otherwise,      such
                                    indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.




Warrants


Underwriters' Warrants


 Upon the closing of this offering, we have agreed to sell to the underwriters for nominal consideration, the underwriters' warrants to purchase shares of common stock. The underwriters' warrants are exercisable at 120% of the public offering price for a four-year period starting one year from the effective date of this offering. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the underwriters and their successors and dealers participating in the offering and/or their partners or officers. The underwriters' warrants will contain anti-dilution provisions providing for appropriate adjustment of the number of shares subject to the warrants under certain circumstances. The holders of the underwriters' warrants have no voting, dividend or other rights as shareholders of Streamedia with respect to shares underlying the underwriters' warrants until the underwriters' warrants have been exercised. For four years from the one year anniversary of this offering, we have agreed to give advance notice to the holders of the underwriters' warrants or underlying shares of our intention to file a registration statement, other than in connection with employee stock options, mergers, or acquisitions. The holders of the underwriters' warrants and underlying shares shall have the right to require us, subject to certain conditions to include their shares in such registration statement at our expense.
 For the term of the underwriters' warrants, the holders of the warrants will be given the opportunity to profit from a rise in the market value of the shares, with a resulting dilution in the interest of other shareholders. The holders of the underwriters' warrants can be expected to exercise the underwriters' warrants at a time when we would, in all likelihood, be able to obtain needed capital by an offering of its unissued shares on terms more favorable than those provided by the underwriters' warrants. This could adversely affect the terms on which we could obtain additional financing. Any profit realized by the underwriters on the sale of the underwriters' warrants or shares issuable upon exercise of the underwriters' warrants will be additional underwriting compensation.




of Offering Price


Determination of Offering Price


The initial public offering price was determined by negotiations between the representative and Streamedia. The factors considered in determining the public offering price include:
                                             The  industry  in which we operate,
                                             Our business  potential and earning
                                             prospects,    and    The    general
                                             condition of the securities markets
                                             at the time
                                            of the offering.

                                    The   offering   price  does  not  bear  any
                                    relationship to our assets, book value, net worth or other recognized objective criteria of value.

                                    Prior to this offering, there was no public market for the units, and we cannot assure that an active market will develop.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, INCLUDING OVERALLOTMENT, ENTERING STABILIZATION BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE UNITS ON NASDAQ ACCORDANCE WITH RULE 103 OF REGULATION M.




SmallCap Market
Nasdaq SmallCap Market
We will apply for listing of the units, common stock, and warrants on the Nasdaq SmallCap Market under the trading symbols "." The listing is contingent, among other things, upon our obtaining 400 shareholders.


                                              LEGAL MATTERS
                                    Kogan & Taubman, L.L.C., New York, New York,
                                    will pass on the validity of the issuance of
                                    the  shares.  Winstead,  Sechrest  & Minick,
                                    P.C.  Dallas,  Texas,  will pass on  certain
                                    legal  matters  for  the   underwriters   in
                                    connection with the sale of the shares.

                                                 EXPERTS
                                    Our financial statements  as of December 31,
                                    1998 and for the period  from April 29, 1998
                                    (date of  inception)  to  December  31, 1998
                                    included  in  this   prospectus   have  been
                                    included  in reliance on the report of Grant
                                    Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton, LLP as experts in auditing and accounting.

                                                 GLOSSARY

Bandwidth              The measure of  transmission  capacity  through wires and
                       cables, over fiber optic lines, or via satellite. The general rule of thumb is that as bandwidth is increased, data can be transferred quicker. Streaming media is bandwidth-intensive; its quality improves when users connect at higher speeds--that is, via higher bandwidth connections.

Broadband              A type of data  transmission  in  which a  single  medium
                       (such as a wire)  can  carry  several  channels  at once.
                       Cable TV is a broadband transmission.

     Broadcast A method of transmission of audio, video, or other formats of information. Specifically, 'broadcast' refers to a mode within which one source sends the same data or programming to all users at the same time. Contrast:
"narrowcast."

Browser The software application that enables a user to see pages on the World Wide Web.

Channel On television and cable systems, the term refers to, usually, the numerical location, as on a dial or LED readout, of a broadcast station's varied content.
                       Example: in New York City, NBC can be seen on Channel 4. On the Internet, the term 'channel' also refers to a location for a given set of programming, but often refers to a generic category of content, such as a 'basketball channel,' or to a highly specific source of programming, such as the "New York Knicks" channel, or even the "Patrick Ewing" channel.

Convergence            A  blur  of  the  distinctions   between   entertainment,
                       information, telecommunications, computers, television, print, and cable.

Downlink The transmission of radio frequency signals from a satellite to an earth station.

     Download Transferring a file from a server to a client, such as your computer. Downloading files enables you to see and hear content on the web. See:
"streaming."

Enabling Providing the tools, talent, and equipment, and resources to assist an individual or organization to become a broadcaster. Prior to the advent of streaming media technologies and applications, becoming a global broadcaster was difficult and costly.

Intranet A set of computers linked to one another outside the public Internet. Often, large corporations build Intranets to facilitate internal communications. Multimedia content can be streamed across an Intranet to, for example, enable geographically dispersed divisions of a company to attend an address by its CEO, or demonstrate the proper use of on a new product prior to its commercial launch.

Mini-portal            A focused, subject-oriented portal. See "portal."

Multicast              A means by which  several  users can  connect to one data
                       stream simultaneously. Thus, multicasting can accommodate larger audiences with greater efficiency than unicasting
                       (see: unicasting). Multiple users could, for example, watch the same streaming video file at once, rather than requiring the server to send one stream per user.

Multimedia The use of computers to present integrated text, graphics, video, animation, and audio.

Narrowcast             To send  data to a  specific  list of  recipients.  Cable
                       television  is the  ultimate  example  of  narrowcasting.
                       Cable signals are sent only to homes that have subscribed to the cable service. Network TV, by contrast, is a true broadcast model. It sends out data. Everyone close enough with an antenna can receive the signals. On the Internet, narrowcasting has also come to refer to programming developed for 'niche' interest groups.

On demand The power to 'time-shift,' or access programming when you want it, as distinct from the time a broadcaster wants to send it.

Player A software application, such as those developed by RealNetworks and Microsoft, among others, that 'plays' the video and audio clips on your computer.

Portal Originally, a site or online service, such as AOL, that offered a range of information, entertainment, and services such as email, forums, chatrooms, and search engines. Increasingly, however, sites are launched to become 'portals' to a specific category of content, as in a 'financial portal.'

Push The mechanisms which deliver data to one's desktop, usually on a subscription basis. Email is a simple push service; PointCast is an elaborate push service. The data is delivered to you automatically.

Rich Commonly used in reference to 'rich media' and, specifically, to 'rich media advertising.' Rich media advertising is distinguished from commonplace banner ads with static graphics; rich media ads are animated, and often streamed, so that they appear more like television commercials. Indeed, some are repurposed television commercials. They can be embedded in web pages as well as inserted into or between video clips, or, using SMIL, they can be streamed concurrent to audio programming.

Seamless Streaming a pre-programmed series of multimedia content segments in succession, without requiring the audience to select a new program to see or hear. The effect is similar to watching one television channel for an extended period of time. One content segment flows into the next.

SMIL                   See Synchronized Multimedia Integration Language.

Streaming              A stream is a continuous  digital signal,  which delivers
                       audio  and/or video to an end user.  Streaming  refers to
                       the manner by which a stream is sent.  Streaming does not
                       require that a user  download an entire large file to his
                       computer before he can watch or listen to it. Rather, the
                       streaming   process  sends  out  the  digital  signal  in
                       continuous, tiny packets of data, and buffering enough of the data so that user can experience the programming seamlessly, while downloading the next segment in the background.

StreamStation(TM)      Streamedia  Communications'   trademarked  term  for  the
                       non-proprietary  sites  it  will  license  to  carry  its
                       programming  and  information  feeds.  In concept,  it is
                       similar to the  relationship  between network  television
                       broadcasters   and  their   local   affiliate   stations.
                       StreamStations will be a means by which the Company syndicates its content across web sites it does not own, thereby enhancing its market penetration.

Switching              hub A  broadcast  signal pool feed that  enables  port to
                       port redirection of data. Any system connected to a port on the network can be 'switched' to receive or transmit to another port on that network. Rather than rebroadcast all data to every port, switching hubs forward data only to the required recipient.

Synchronized A markup language that enables a programmer to combine formats in one production, such as Multimedia an audio stream with images and text. In this way, an internet broadcaster can stream a Integration radio station signal, while showing advertising imagery, and scrolling information in Language print, all in the same media player.

Teleport A teleport or "telecommunications port" is a hub that provides its users with fast, convenient, cost-effective access to advanced and high-bandwidth services. Teleports are high-bandwidth communication gateways for satellite, optical fiber and microwave transmission. Teleports feed video, data and voice to the world's constellation of satellites and network of optical fiber. They deliver television and radio programming to audiences around the globe.

Traffic A total of users to a site or file. Traffic is measured in various ways, such as hits, impressions, page views, and unique users.

     Unicast Each user connects to a separate  stream of an audio or video file.
Contrast: "multicast."

Uplink The transmission of radio frequency signals to a satellite from an earth station.

     URL Uniform Resource Locator. An Internet URL is like an electronic street address. Example: http://www.streamedia.net

Videoconferencing      Conducting a conference  between two or more participants
                       in  different  locations  by using  computer  networks to
                       transmit    audio    and    video    data.     Multipoint
                       videoconferencing allows three or more participants to sit in a "virtual" conference room and communicate as if they were sitting right next to each other.

Webcast A broadcast or narrowcast of audio or video over on the World Wide Web. Using a streaming protocol, servers deliver audio and/or video, in real time (live), or on a delayed basis (on demand.)













                          INDEX TO FINANCIAL STATEMENTS
                         STREAMEDIA COMMUNICATIONS, INC.






                                                                                                               Page
Report of Independent Certified Public Accountants                                                             F-1

Financial Statements

      Balance Sheet - December 31, 1998                                                                        F-2

      Statement of Operations for the Period from April 29, 1998                                               F-3
         (date of inception) to December 31, 1998

      Statement of Stockholders'  Equity (Deficit) for the Period from F-4 April
         29, 1998 (date of inception) to December 31, 1998

      Statement of Cash Flows for the Period from August 29, 1998                                              F-5
         (date of inception) to December 31, 1998

      Notes to Financial Statements for the Period from April 29, 1998                                      F-6 - F-10
         (date of inception) to December 31, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
    Streamedia Communications, Inc.
    (A Development Stage Company)


We have audited the accompanying balance sheet of Streamedia Communications, Inc. (the "Company") (a development stage company) as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from April 29, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Streamedia Communications, Inc. (a development stage company) as of December 31, 1998, and the results of its operations and its cash flows for the period from April 29, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in providing internet-based media programming and content on the Web. To date, the Company has engaged in organizational and pre-operating activities and needs to secure additional capital and customers to continue operations. As discussed in Note A to the financial statements, the Company's existence is dependent upon its ability to obtain additional capital, among other things, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.





GRANT THORNTON LLP


Melville, New York
March 9, 1999

                                              Streamedia Communications, Inc.
                                               (A Development Stage Company)

                                                       BALANCE SHEET

                                                     December 31, 1998


                                                          ASSETS


CURRENT ASSETS
    Cash                                                                                                  $     1,225
                                                                                                           ----------

         Total current assets                                                                                   1,225

COMPUTER EQUIPMENT                                                                                              1,802
    Less accumulated depreciation                                                                                 602

                                                                                                                1,200

DEFERRED OFFERING COSTS                                                                                        75,000

         Total assets                                                                                      $   77,425
                                                                                                            =========




                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accrued payroll                                                                                        $   59,000
    Accrued offering costs                                                                                     25,000
    Accrued professional fees                                                                                  12,000
    Accrued consulting fees                                                                                    38,500
    Accounts payable and other accrued liabilities                                                              4,185
                                                                                                            ---------

         Total current liabilities                                                                            138,685

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock, $.001 par value; authorized - 100,000
      shares; none issued and outstanding                                                                    -
    Common stock, $.001 par value; authorized - 20,000,000
      shares; issued and outstanding - 3,025,000 shares                                                         3,025
    Additional paid-in capital                                                                                232,475
    Deficit accumulated during development stage                                                             (296,760)
                                                                                                             --------

         Total stockholders' equity (deficit)                                                                 (61,260)

         Total liabilities and stockholders' equity (deficit)                                              $   77,425
                                                                                                            =========



The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

       Period from April 29, 1998 (date of inception) to December 31, 1998











Revenue                                                                                                         $      -
                                                                                                                -------

Operating expenses
    Payroll and related expenses                                                                              239,000
    General and administrative expenses                                                                        57,760

           NET LOSS                                                                                         $(296,760)


Basic and diluted loss per common share                                                                        $(.10)
                                                                                                                ====

Shares used in computing basic and diluted loss
    per share                                                                                               2,922,409

















The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

       Period from April 29, 1998 (date of inception) to December 31, 1998






                                                                                                            Deficit
                                                                                                            accumulated
                                                                                                  Additional  during
                                             Preferred stock            Common stock            paid-in   evelopment
                                        Shares          Amount  Shares           Amount          capital    stage        Total
                                   -----------  ----------       ---------         -------        -------- ----------       -------

Issuance of common stock                                           2,910,000    $2,910       $    2,590                 $    5,500

Issuance of common stock
for services                                                       115,000      115             229,885                    230,000

Net loss for the period                                                                                       $(296,760)  (296,760)
                                  -----------------------       --------         --------


Balance at December 31, 1998           -          -          3,025,000      $3,025              $232,475      $(296,760)  $ (61,260)
                                  ===========  ===========   =========   =====          =======       =======       ==========













The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

       Period from April 29, 1998 (date of inception) to December 31, 1998








Cash flows from operating activities
    Net loss                                                                                                  $(296,760)
    Adjustments to reconcile net loss to net cash used in
      operating activities
         Common stock issued for services                                                                       180,000
         Depreciation                                                                                               602
         Changes in operating assets and liabilities
             Accrued payroll                                                                                     59,000
             Accrued professional fees                                                                           12,000
             Accrued consulting fee                                                                              38,500
             Accounts payable and other accrued liabilities                                                       4,185
                                                                                                             ----------

           Net cash used in operating activities                                                                 (2,473)

Cash flow used in investing activities
    Purchase of fixed assets                                                                                     (1,802)

Cash flows provided by financing activities
    Issuance of common stock                                                                                      5,500

Cash at December 31, 1998                                                                                   $     1,225
                                                                                                             ==========
















The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1998



NOTE A - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Nature of Operations

     Streamedia Communications, Inc. (the "Company") was incorporated in the State of Delaware and is positioning itself as a vertically-integrated New Media content generator, enabler and aggregator. The Company's three divisions are Streamedia Broadcast(TM), Streamedia Webcast Technologies(TM), and Streamedia Publishing.

     Streamedia Broadcast(TM) intends to create a suite of topical broadcast networks to deliver or "stream" live and on-demand audio and video programming. Network sites intend to offer programming in areas such as, but not limited to, business, sports, women's issues, parenting, travel, education, religion, politics, health, teen and children's interests, shopping, real estate, music, technology, personal fitness, movies, entertainment and lifestyles. The Company has chosen BusinessBroadcast.com (pursuant to a joint venture agreement - Note B) as its initial network launch, to capitalize on the projected, revenue-generating opportunities of financial and investment related programming.

     Streamedia Webcast Technologies(TM) will market internet and intranet broadcasting services to a wide spectrum of enterprises, such as, but not limited to, businesses, associations, electronic publishers and "off-line" media generators, who are attempting to obtain an internet broadcast presence. The division will attempt to deliver multimedia and text through a variety of push, poll and proprietary electronic mail mechanisms.

     The Streamedia Publishing division will focus upon its StreamWire(TM) content. StreamWire(TM) will consist of a series of focused, subject-oriented, edited news and information products, such as wires devoted to NASDAQ or Amex-listed companies. It is intended that each newswire developed by the Streamedia Publishing division will have its broadcast network correlative. The Broadcast and Publishing divisions have been devised to integrate vertically to create bundled, multimedia Internet networks.

     The Company's operations are subject to certain risks and uncertainties, including actual and potential competition by entities with greater financial resources, experience and market presence, risks associated with the development of the Internet market, risks associated with consolidation in the industry, the need to manage growth and expansion, certain technology and regulatory risks and dependence upon sole and limited suppliers.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE A (continued)

     Basis of Presentation

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. Further, the Company has generated no revenues and incurred losses. Continuation of the Company's existence is dependent upon its ability to obtain additional capital, secure and execute strategic alliances to develop news and information content and sustain profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Management's plans include the completion of a private placement offering (the "Private Placement") and the filing of a registration statement relating to an initial public offering ("IPO") of shares of common stock should market conditions permit.

     The Private Placement includes the sale of up to 500,000 shares of the Company's common stock at a price of $2.00 per share for gross proceeds of $1,000,000. The proceeds will be used to provide working capital to the Company. Subsequent to December 31, 1998, the Company sold 233,250 shares of its common stock through the Private Placement for gross aggregate proceeds of $466,500 through March 1999.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the Company's significant accounting policies:

     Depreciation

     Computer equipment is depreciated on a straight-line basis over its estimated useful life of three years.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE B (continued)

     Fair Value of Financial Instruments

     The fair values of the Company's accounts payable and accrued liabilities approximate the related carrying values due to the short maturities of these instruments.

     Income Taxes

     The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities. A valuation allowance is recognized to the extent a portion or all of a deferred tax asset may not be realizable.

     Deferred Offering Costs

     Costs incurred in connection with an equity offering are deferred until the transaction is consummated or, in the event the offering is unsuccessful, against operations in the period in which the offering is aborted.

     Loss Per Share

     Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common shares issued or issuable pursuant to stock options and stock appreciation rights. The Company has no potential common shares outstanding at December 31, 1998.

     Investment in Joint Venture

     The Company accounts for its 50% investment in its joint venture, Businessbroadcast.com, under the equity method, that is, at cost increased or decreased by the Company's share of earnings or losses, less dividends and distributions.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE B (continued)

     In accordance with the joint venture agreement, each party shares equally in the distribution of profits and operational costs. Each party may increase their ownership percentage through capital contributions. The formation of the joint venture did not require any initial capital contribution by the Company. The joint venture did not generate any revenues or incur any operational costs through December 31, 1998.

     Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting period. Actual results may differ from those estimates.


NOTE C - STOCKHOLDERS' EQUITY (DEFICIT)

     The Company was originally organized as a New Jersey limited liability company ("LLC"). On December 21, 1998, pursuant to a Plan and Agreement of Merger, the LLC was merged into the Company, with the Company continuing as the surviving entity. Each membership unit of the LLC was converted into 30,000 shares of common stock of the Company.

     In connection with an employment agreement, the Company granted 135,000 shares of the Company's common stock to an officer, of which 90,000 shares had been issued in December 1998 and the remaining 45,000 shares will be earned upon the achievement of certain business objectives to be
     determined.   The  Company  recorded   compensation   expense  of  $180,000
     representing the fair value of the 90,000 shares issued at such date. Compensation expense will be recorded for the fair value of the 45,000 shares on the date the specified objectives are met.

     In December 1998, the Company issued 25,000 shares of common stock for legal services to be provided in connection with the Company's IPO (Note
     A). The Company recorded $50,000 of deferred offering costs representing the fair value of the common stock at the date of issuance.

     Subsequent to December 31, 1998, through March 1999, the Company sold 233,250 shares of its common stock for aggregate gross proceeds of approximately $466,500 (Note A).

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE D - INCOME TAXES

     The Company generated a taxable loss of approximately $58,000 for the period April 29, 1998 (date of inception) to December 31, 1998, which carryforward expires in 2018.

     A deferred tax asset of approximately $20,000 arises from the Company's net operating loss carryforward at December 31, 1998. The Company has provided a deferred tax asset valuation allowance since realization of these benefits cannot be reasonably assured.


NOTE E - COMMITMENTS AND CONTINGENCIES

     Office Lease

     In January and February 1999, the Company entered into one year noncancelable operating lease agreements (one of which is with its joint venture partner) for office space. An aggregate security deposit of $4,200 was required as a condition of such leases. The minimum lease payments under the noncancelable leases are summarized as follows:

             1999                                                       $29,025
             2000                                                         2,175
                                                                        -------

                                                                        $31,200

     Employment Agreements

     The Company maintains employment agreements with certain executive officers. These agreements provide for monthly base salaries and benefits (when annualized, aggregating $272,000 in executive compensation) and are cancelable by either party upon written notice. In addition, the Company's employment contracts contemplate the issuance of common stock and common stock options to the executives based upon achievements to be established. In connection with the successful completion of an IPO, the Company is required to compensate its chief financial officer with a $100,000 bonus.

                                      II-2
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Delaware General Corporation Law

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Item 25. Other Expenses of Issuance and Distribution

Estimated expenses in connection with the public offering by the Company of the securities offered hereunder are as follows:
Securities and Exchange Commission Filing Fee                  $6,945
NASD Filing Fee*                                               7,000
NASDAQ Small Cap Market Application and Listing Fee*          20,000
Accounting Fees and Expenses*                                 40,000
Legal Fees and Expenses*                                     120,000
Printing*                                                      40,000
Fees of Transfer Agent and Registrar*                         5,000
Underwriters' Non-Accountable Expense Allowance              170,000
Miscellaneous*                                              16,055
Total*                                                       $425,000
----------------
*        Estimated.


Item 26. Recent Sales of Unregistered Securities

         In the first quarter of 1999, the Company sold 233,500 shares of common stock, pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Company raised $467,000 from this private placement in order to provide bridge financing for this offering.




                                Item 27. Exhibits

         Exhibit No      Item
         Exhibit 1.1     Form of Underwriting Agreement.(2)
         Exhibit 1.2     Form of Underwriters' Warrant Agreement.(2)
         Exhibit 3.1     Certificate of Incorporation of the Registrant. (1)
         Exhibit 3.2     Bylaws of the Registrant (1)
         Exhibit 3.3     Amended Bylaws(1)
         Exhibit 5.1     Opinion of Kogan & Taubman, L.L.C..(1)
         Exhibit 10.1 Employment  Agreement between Streamedia and James D. Rupp
         (1) Exhibit 10.2 Employment Agreement between Streamedia and Gayle Essary (1) Exhibit 10.3 Employment Agreement between Streamedia and Nicholas J. Malino (1) Exhibit 10.4 Indemnification Agreement between Streamedia and Directors (1) Exhibit 10.5 Consulting Agreement between Streamedia and IC Enterprises (1). Exhibit 23.1 Consent of Grant Thornton LLP, Certified Public Accountants.(1)
         Exhibit 23.2 Consent of Kogan & Taubman, L.L.C. is contained in the opinion filed as Exhibit 5.1 to this registration statement.(1)
         Exhibit 27      Financial Data Schedule (1)
         --------------
         (1) Filed herewith
         (2) To be filed by amendment

         Item 28.  Undertakings

         The undersigned registrant hereby undertakes as follows:

         (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

         (4) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         (5)      For the  purposes  of  determining  any  liability  under  the
                  Securities  Act,  the  information  omitted  from  the form of prospectus  filed  as  part  of a  registration  statement  in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                                             SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hasbrouck Heights, State of New Jersey on May 14, 1999.

                                        Streamedia Communications, Inc.


                            By: /s/ Gayle Essary
                       Gayle Essary, Chairman of the Board



                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Gayle Essary and James Douglas Rupp, and each for them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all further amendments to this Registration Statement (including post-effective amendments), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                 Title                                 Date

/s/ Gayle Essary                        Chairman of the Board                 May 14, 1999
--------------------
    Gayle Essary                        (Principal Executive Officer)


/s/ James Douglas Rupp                  President and CEO, Director           May 14, 1999
-----------------------
    James Douglas Rupp                  (Principal Operating Officer)


/s/ Nicholas J. Malino                  Chief Financial Officer and Director  May 14, 1999
----------------------
    Nicholas J. Malino                   (Principal Financial Officer)


/s/ David J. Simonetti                  Director                              May 14, 1999
----------------------
    David J. Simonetti

